UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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California Water Service Group

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California Water Service Group
California Water Service Company, Hawaii Water Service Company,
New Mexico Water Service Company, Washington Water Service
Company, CWS Utility Services, and HWS Utility Services

1720 North First Street
San Jose, CA 95112-4598
(408) 367-8200

April [  ], 2011

Dear Fellow Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders at 9:30 a.m. on May 24, 2011, at the Doubletree Hotel San Jose, located at 2050 Gateway Place in San Jose, California. Please note the offsite location for the Annual Meeting of Stockholders and driving directions at page 42 of our Proxy Statement. Valet parking at the Doubletree Hotel will be provided free of charge to our stockholders.

Enclosed are a notice of matters to be voted on at the meeting, our Proxy Statement, a proxy card and our 2010 Annual Report.

Whether or not you plan to attend, your vote is important. Please vote your shares, as soon as possible, in one of three ways: Internet, telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card. If you choose to vote by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope.

In a continuing effort to reduce costs and conserve natural resources, we produced a summary annual report again this year, opting not to duplicate the financial information that continues to be provided in our Form 10-K filed with the Securities and Exchange Commission. We care about what you think of the report. Please send your feedback to annualreport@calwater.com.

Thank you for your investment in the California Water Service Group.

Sincerely,

/s/  Robert W. Foy
ROBERT W. FOY
CHAIRMAN OF THE BOARD

2011 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

This Proxy Statement, dated April [  ], 2011, relates to the solicitation of proxies by the Board of Directors of California Water Service Group for use at our 2011 Annual Meeting of Stockholders, which is scheduled to be held on May 24, 2011. We expect to begin mailing this Proxy Statement to stockholders on or about April [  ], 2011.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	1
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	2
BOARD STRUCTURE	7
PROPOSAL NO. 1 — ELECTION OF DIRECTORS	12
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	16
COMPENSATION DISCUSSION AND ANALYSIS	17
REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION	32
ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	32
PROPOSAL NO. 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	32
PROPOSAL NO. 3 — FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION	33
REPORT OF THE AUDIT COMMITTEE	35
RELATIONSHIP WITH THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	36
PROPOSAL NO. 4 — RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011	36
PROPOSAL NO. 5 — AMENDMENT TO THE GROUP’S CERTIFICATE OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING IN ORDER TO ADOPT MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS	37
PROPOSAL NO. 6 — AMENDMENT TO THE GROUP’S CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF SHARES OF COMMON STOCK THAT THE GROUP IS AUTHORIZED TO ISSUE IN ORDER TO EFFECT A STOCK SPLIT	38
OTHER MATTERS	40

For directions to the Annual Meeting, please refer to page 42 of this Proxy Statement.

CALIFORNIA WATER SERVICE GROUP

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2011 Annual Meeting of Stockholders (Annual Meeting) of California Water Service Group (Group) will be held on May 24, 2011, at 9:30 a.m., at the Doubletree Hotel San Jose, 2050 Gateway Place, San Jose, California 95110, for the following purposes:

1. Election of directors;

2. To hold an advisory vote on executive compensation;

3. To hold an advisory vote on the frequency of the advisory vote on executive compensation;

4. To ratify the selection of Deloitte & Touche LLP as the Group’s independent registered public accounting firm for 2011;

5. To approve a proposed amendment to the Group’s Certificate of Incorporation to eliminate cumulative voting in order to adopt majority voting in uncontested director elections;

6. To approve a proposed amendment to the Group’s Certificate of Incorporation to increase the total number of shares of common stock that the Group is authorized to issue in order to effect a stock split; and

7. To consider such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 31, 2011, as the record date for the determination of holders of common stock entitled to notice of and to vote at the Annual Meeting.

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy: (a) by Internet, (b) by telephone, or (c) by USPS mail. You may revoke your proxy at any time prior to the vote at the Annual Meeting. Of course, in lieu of submitting a proxy, you may vote in person at the Annual Meeting; provided, however, that if you hold your shares in street name, you must request a legal proxy from your stockbroker in order to do so. For specific instructions, please refer to “Questions and Answers About the Proxy Materials and the Annual Meeting” in this Proxy Statement and the instructions on the proxy card.

By Order of the Board of Directors

LYNNE P. MCGHEE, Esq.
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDERS MEETING TO BE HELD ON MAY 24, 2011

Electronic copies of the Group’s 10-K, including exhibits, and this Proxy Statement will be available on the Group’s website at: http://www.calwatergroup.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What am I voting on?

•	Election of ten directors to serve until the 2012 Annual Meeting;

•	An advisory vote on executive compensation;

•	An advisory vote on the frequency of an advisory vote on executive compensation;

•	Ratification of the selection of Deloitte & Touche LLP as the Group’s independent registered public accounting firm for 2011;

•	A proposed amendment to the Group’s Certificate of Incorporation to eliminate cumulative voting in order to adopt majority voting in uncontested director elections; and

•	A proposed amendment to the Group’s Certificate of Incorporation to increase the total number of shares of common stock that the Group is authorized to issue in order to effect a stock split.

Those elected to serve as directors of the California Water Service Group, which we refer to in this Proxy Statement as “the Group”, will also serve as the directors of California Water Service Company and CWS Utility Services, two of the Group’s wholly-owned operating subsidiaries.

Who may attend the Annual Meeting?

All stockholders of the Group may attend.

Who is entitled to vote?

Stockholders of record at the close of business on March 31, 2011 (Record Date), or those with a valid proxy from a brokerage firm or another similar organization that held shares on the Record Date.

How many votes do I get?

Each share of common stock is entitled to one vote. You may also use “cumulative voting” in the election of directors as described below.

What is “cumulative voting” and how does it work?

You may elect to “cumulate” your vote in the election of directors. Cumulative voting permits you to allocate among the director nominees the total number of votes you may cumulate.

If you hold common stock, the total number of votes you may cumulate is determined by multiplying the number of shares you hold by the number of director positions to be filled. For example, if you own 100 shares of common stock, you may distribute 1,000 “FOR” votes (100 shares x 10 director positions to be filled) among as few or as many of the ten director nominees as you choose.

If you wish to cumulate your vote for director nominees, you must follow the special instructions on the proxy card or on the ballot if you attend the Annual Meeting in person. If you do not indicate otherwise, the proxies may use their discretion whether to cumulate votes.

How are the directors elected?

The ten nominees receiving the highest number of votes are elected to the Board.

Who are the Board’s nominees?

The nominees are Douglas M. Brown, Robert W. Foy, Edwin A. Guiles, Bonnie G. Hill, Thomas M. Krummel, M.D., Richard P. Magnuson, Linda R. Meier, Peter C. Nelson, Lester A. Snow, and George A. Vera. All the nominees are current Board members. See “Proposal No. 1 — Election of Directors” for biographical information and qualifications, including the nominees’ current directorships in other publicly held companies.

What are the Board’s voting recommendations?

“FOR” each of the nominees to the Board (Proposal No. 1);

“FOR” the proposal regarding an advisory vote on executive compensation (Proposal No. 2);

“EVERY YEAR” for the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 3);

“FOR” the ratification of the selection of Deloitte & Touche LLP as the Group’s independent registered public accounting firm for 2011 (Proposal No. 4);

“FOR” the proposed amendment to the Group’s Certificate of Incorporation to eliminate cumulative voting in order to adopt majority voting in uncontested director elections (Proposal No. 5); and

“FOR” the proposed amendment to the Group’s Certificate of Incorporation to increase the total number of shares of common stock that the Group is authorized to issue in order to effect a stock split (Proposal No. 6).

How do I vote?

You may vote on the Internet.

You do this by following the “Vote by Internet” instructions on the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

You may vote by telephone.

You do this by following the “Vote by Telephone” instructions on the proxy card. If you vote by telephone, you do not have to mail in your proxy card. You must have a Touch-Tone phone to vote by telephone.

You may vote by mail.

You do this by signing the proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote in person at the meeting.

We will hand out written ballots to anyone who wants to vote at the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

If you return a signed card but do not provide voting instructions, your shares will be voted:

•	for the ten named director nominees;

•	for the advisory vote on executive compensation;

•	for the advisory vote on executive compensation to occur every year;

•	for the ratification of the selection of Deloitte & Touche LLP as the Group’s independent registered public accounting firm for 2011;

•	for the proposed amendment to the Group’s Certificate of Incorporation to eliminate cumulative voting in order to adopt majority voting in uncontested director elections; and

•	for the proposed amendment to the Group’s Certificate of Incorporation to increase the total number of shares of common stock that the Group is authorized to issue in order to effect a stock split.

We have been advised by legal counsel that these telephone and Internet voting procedures comply with Delaware law.

What if I change my mind after I return my proxy?

You may revoke your proxy any time before the polls close at the Annual Meeting. You may do this by:

•	signing another proxy with a later date;

•	voting on the Internet or by telephone (your latest Internet or telephone proxy is counted);

•	voting again at the meeting; or

•	notifying the Corporate Secretary, in writing, that you wish to revoke your previous proxy. We must receive your notice prior to the vote at the Annual Meeting.

Will my shares be voted if I do not return my proxy?

If you are a stockholder of record (that is, you hold your shares in your own name), and you do not return your proxy, your shares will not be voted unless you attend the meeting and vote in person. Different rules apply if your stockbroker holds your shares for you. (see below).

What happens if my shares are held by my stockbroker?

If you do not return your proxy, then your stockbroker, under certain circumstances, may vote your shares.

Stockbrokers must write to you asking how you want your shares voted. If you do not respond, stockbrokers have authority under exchange regulations to vote your uninstructed shares on certain “routine” matters. For “non-routine” matters, no votes will be cast on your behalf if you do not instruct your stockbroker on how to vote. If you wish to change the voting instructions that you gave to your stockbroker, you must ask your stockbroker how to do so.

If you do not give your stockbroker voting instructions, the stockbroker may either:

•	proceed to vote your shares on routine matters and refrain from voting on non-routine matters; or

•	leave your shares entirely unvoted.

Shares that your stockbroker does not vote (stockbroker non-votes) will count towards the quorum only. We encourage you to provide your voting instructions to your stockbroker. This ensures that your shares will be voted at the meeting.

You may have granted to your stockbroker discretionary voting authority over your account. If so, your stockbroker may be able to vote your shares even on non-routine matters, depending on the terms of the agreement you have with your stockbroker.

As to my stockbroker voting, which proposals are considered “routine” or “non-routine”?

The ratification of the selection of Deloitte & Touche LLP as the Group’s independent registered public accounting firm for 2011 (Proposal No. 4), and the proposed amendment to the Group’s Certificate of Incorporation to increase the number of shares of common stock that the Group is authorized to issue in order to effect a stock split (Proposal No. 6) are matters considered “routine” under applicable rules. A stockbroker may generally vote on routine matters provided that such stockbroker has not received voting instructions from you with respect to such matters.

The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 2), the advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 3), and the proposed amendment to the Group’s Certificate of Incorporation to eliminate cumulative voting in order to adopt majority voting in uncontested director elections (Proposal No. 5), are matters considered “non-routine” under applicable rules. A stockbroker cannot vote without your instructions on non-routine matters.

What is the voting requirement to approve each of the proposals?

Proposal	Vote Required

Proposal 1 — Election of ten directors	Plurality of Votes Cast
Proposal 2 — Advisory vote on executive compensation	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy
Proposal 3 — Advisory vote on frequency of advisory vote on executive compensation	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy
Proposal 4 — Ratify the selection of Deloitte & Touche LLP as the Group’s independent registered public accounting firm for 2011	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy
Proposal 5 — Amendment to the Group’s Certificate of Incorporation to eliminate cumulative voting in order to adopt majority voting in uncontested director elections	Majority of Shares Outstanding
Proposal 6 — Amendment to the Group’s Certificate of Incorporation to increase the number of shares that the Group is authorized to issue to effect a stock split	Majority of Shares Outstanding

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal, and therefore broker non-votes and abstentions have no effect on the proposal relating to the election of directors. In the case of Proposal No. 2, Proposal No. 3 and Proposal No. 4, broker non-votes and abstentions have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the Annual Meeting. Approval of these proposals also requires the affirmative vote of a majority of the shares necessary to constitute a quorum, and therefore broker non-votes and abstentions could prevent the approval of these proposals because they do not count as affirmative votes. In the case of Proposal No. 5 and Proposal No. 6, broker non-votes and abstentions have the effect of a vote against the proposal.

Who will count the vote?

Representatives of Broadridge Financial Services, Proxy Services, will serve as the inspector of elections and count the votes.

What does it mean if I get more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

What constitutes a quorum?

A majority of the outstanding shares — present at the Annual Meeting or represented by persons holding valid proxies — constitutes a quorum. If you submit a valid proxy card, your shares will be considered in determining whether a quorum is present.

Without a quorum, no business may be transacted at the Annual Meeting. However, whether or not a quorum exists, a majority of the voting power of those present at the Annual Meeting may adjourn the Annual Meeting to another date, time and place.

At the Record Date, there were 2,447 stockholders of record. There were 20,833,303 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

What percentage of stock do the directors and executive officers own?

Together, they own one percent of our common stock. See “Stock Ownership of Management and Certain Beneficial Owners” for more details.

Who are the largest common stockholders?

As of December 31, 2010, the largest principal stockholder was Lazard Asset Management LLC which held 1,222,600 shares of common stock, representing 5.87% of our aggregate outstanding stock as of such date. To the best of our knowledge, no other stockholders held over 5% of our common shares as of such date.

What is the deadline for submitting stockholder proposals for the Group’s proxy materials for next year’s Annual Meeting?

Any proposals that stockholders intend to submit for inclusion in the Group’s 2012 proxy materials must be received by the Corporate Secretary of the Group by December 26, 2011. A proposal and any supporting statement together may not exceed 500 words. Please submit the proposal to the Corporate Secretary, California Water Service Group, 1720 North First Street, San Jose, California 95112-4598.

How can a stockholder propose a nominee for the Board or other business for consideration at a stockholders’ meeting?

Any stockholder of record who is entitled to vote at a stockholders’ meeting may propose a nominee for the Board or propose other business for consideration at the meeting. The bylaws contain the requirements for doing so. Contact the Corporate Secretary to request a copy of the full bylaw requirements. Briefly, a stockholder must give timely prior notice of the matter to the Group. The notice must be received by the Corporate Secretary at the Group’s principal place of business by the 150th day before the first anniversary of the prior year’s Annual Meeting. For the 2012 Annual Meeting, to be timely, notice must be received by the Corporate Secretary by December 26, 2011. If we move the date of the meeting by more than thirty days before or more than sixty days after the date of the previous meeting, notice is due by the 150th day before the Annual Meeting or the 10th day after we publicly announce the holding of the meeting. If the Group’s Corporate Secretary receives notice of a matter after the applicable deadline, the notice will be considered untimely, and the persons named as proxies may exercise their discretion in voting with respect to the matter when and if it is raised at the meeting.

The bylaws specify what the notice must contain. Stockholders must comply with all requirements of the securities laws with respect to matters submitted in accordance with the bylaws. The bylaws do not affect any stockholder’s right to request inclusion of proposals in the Group’s Proxy Statement under the rules of the Securities and Exchange Commission (SEC).

How can a stockholder or other interested party contact the independent directors, the director who chairs the Board’s executive sessions or the full Board?

Stockholders or other interested parties may address inquiries to any of the Group’s directors, to the director who chairs the Board’s executive sessions, or to the full Board, by writing to the Corporate Secretary, California Water Service Group, 1720 North First Street, San Jose, California 95112-4598. All such communications are sent directly to the intended recipient.

Can I make comments and/or ask questions during the Annual Meeting?

Yes, most certainly. Stockholders wishing to address the meeting are welcome to do so by adhering to the following guidelines:

1. Stockholders may address the meeting when recognized by the Chairman or President and Chief Executive Officer (CEO).

2. Each stockholder, when recognized, should stand and identify himself or herself.

3. Stockholder remarks must be limited to matters before the meeting and may not exceed two minutes in duration per speaker. No cameras, video or recording equipment will be permitted at the meeting.

Where and when will I be able to find the results of the voting?

Preliminary results will be announced at the Annual Meeting. We will publish the final results in a current report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

BOARD STRUCTURE

This section briefly describes the structure of the Board and the functions of the principal committees of the Board. The Board has adopted Corporate Governance Guidelines that, along with the charters of the Board committees, provide a framework for the governance of the Group. The Corporate Governance Guidelines and the charters for the Audit, Organization and Compensation, Finance and Risk Management, Nominating/Corporate Governance and Executive committees are posted on the Group’s website at http://www.calwatergroup.com. Physical copies of these documents are also available upon request to the Corporate Secretary, California Water Service Group, 1720 North First Street, San Jose, California 95112-4598.

The Group’s policy is that all directors must be able to devote the required time to carry out director responsibilities and should attend all meetings of the Board and of committees on which they sit.

Leadership Structure

The role of chairman of the Board and the role of chief executive officer are separate pursuant to the Corporate Governance Guidelines. The Corporate Governance Guidelines also provide for an independent lead director to further strengthen the governance structure. Mr. Douglas A. Brown currently serves as lead director. The lead director presides over executive sessions of the non-management and independent directors and has the authority to call executive sessions. The Board believes that this leadership structure fosters clear accountability, effective decision-making and helps to ensure proper risk oversight for the Group.

Risk Oversight

Under the Corporate Governance Guidelines, the full Board oversees the Group’s processes for assessing and managing risk. The Board does not view risk in isolation but considers risk as part of its regular consideration of business decisions and business strategy. The Board exercises its risk oversight function through the Board as a whole and through its committees. Each of the Board committees considers the risks within its areas of responsibility and identified in its charter. The Finance and Risk Management Committee reviews the Group’s major risk exposures and the steps management has taken and proposes to take to monitor and control such exposures. The Audit Committee reviews with management risks related to financial reporting and internal controls. At least annually, the Finance and Risk Management Committee discusses the Group’s risk assessment and risk management with the Audit Committee. The Organization and Compensation Committee reviews enterprise risks to ensure that our compensation plans and programs do not encourage management to take unreasonable risks relating to our business. The Nominating/Corporate Governance Committee oversees risks related to matters of corporate governance, including director independence and Board performance.

The Group has an Enterprise Risk Management Committee (ERMC) which reports directly to the Finance and Risk Management Committee. The ERMC is not a committee of the Board. The ERMC is chaired by the Group’s chief financial officer (CFO), and four other officers from various functions are members. The ERMC identifies and prioritizes key risks and recommends the implementation of appropriate mitigation measures, as needed. The ERMC meets at least semi-annually and reports regularly to the Finance and Risk Management Committee and the CEO. The ERMC reports to the Audit Committee no less frequently than annually. Further review or reporting on risks is conducted as needed or as requested by the Board or committee.

Committees

AUDIT:  Reviews the Group’s auditing, accounting, financial reporting and internal audit functions. Also, the Audit Committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm, although stockholders are asked to ratify the Audit Committee’s selection that was adopted by the Board. All members are independent as defined in the listing standards of the New York Stock Exchange and meet the additional independence requirements for audit committee members imposed by the Sarbanes-Oxley Act and the rules of the SEC thereunder.

The Board has determined that George A. Vera, chair of the Audit Committee, is an audit committee financial expert and is independent as defined in the rules of the SEC and in the listing standards of the New York Stock Exchange. This means that the Board believes Mr. Vera has:

(i) an understanding of generally accepted accounting principles and financial statements;

(ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

(iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Group’s financial statements, or experience actively supervising one or more persons engaged in such activities;

(iv) an understanding of internal control over financial reporting; and

(v) an understanding of Audit Committee functions.

Designation of a person as an audit committee financial expert does not result in the person being deemed an expert for any purpose, including under Section 11 of the Securities Act of 1933. The designation does not impose on the person any duties, obligations or liability greater than those imposed on any other audit committee member or any other Director and does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

ORGANIZATION AND COMPENSATION:  Reviews the Group’s executive and director compensation, employee benefit plans and programs, including their establishment, modification and administration. All members are independent as defined in the listing standards of the New York Stock Exchange. In 2010, the Organization and Compensation Committee took steps to analyze the current risk profile of the Group’s executive and broad-based compensation programs. In its evaluation, the Organization and Compensation Committee review took into account the fact that the Group does not provide for cash-based annual incentive compensation and that Group operates in a highly regulated environment and thus maintains strong internal controls, which factors tend to mitigate against undue risk.

For a description of the processes and procedures used by the Organization and Compensation Committee for the consideration and determination of executive and director compensation, see “Compensation Discussion & Analysis” elsewhere in this Proxy Statement.

FINANCE AND RISK MANAGEMENT:  Assists the Board in reviewing the Group’s financial policies, risk management strategies and capital structure. All members are independent as defined in the listing standards of the New York Stock Exchange.

NOMINATING/CORPORATE GOVERNANCE:  Assists the Board by (i) identifying candidates and nominating individuals qualified to become Board members and (ii) developing and recommending a set of corporate governance principles applicable to the Group. All members are independent as defined in the listing standards of the New York Stock Exchange.

EXECUTIVE:  Has limited powers to act on behalf of the Board whenever it is not in session. This committee meets only as needed. The committee consists of a majority of independent directors.

During 2010, there were nine regular meetings of the Board, four meetings of the Audit Committee, three meetings of the Organization and Compensation Committee, two meetings of the Finance and Risk Management Committee, one meeting of the Executive Committee, and two meetings of the Nominating/Corporate Governance Committee. Each of the director-nominees who served on the Board of the Group in 2010 attended at least 94% of all Board and applicable committee meetings. Collectively, they attended an average of 99% of all of the Board and applicable committee meetings.

Independence of Directors

As discussed in the Group’s Corporate Governance Guidelines, a substantial majority of the Board is made up of independent directors. Under the listing standards of the New York Stock Exchange, a director is independent if he or she has no material relationship, whether commercial, industrial, banking, consulting, accounting, legal, charitable or familial, with the Group, either directly or indirectly as a partner, stockholder or officer of an entity that has a material relationship with the Group. The Board makes an affirmative determination regarding the independence of each director annually, based on the recommendation of the Nominating/Corporate Governance Committee. The Board has adopted standards to assist it in assessing the independence of directors, which are set forth in the Corporate Governance Guidelines. Under these standards, the Board has determined that a director is not independent if:

•	the director has a material relationship (including, among others, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships) with companies that comprise the Group;

•	the director is, or has been within the last three years, an employee of any company that comprises the Group or an immediate family member is, or has been within the last three years, an executive officer of any company that comprises the Group;

•	the director or any immediate family member has received personally during any twelve-month period within the past three years more than $120,000 in direct compensation from companies that comprise the Group, other than director or committee fees and pension or other forms of deferred compensation for prior service (compensation received by an immediate family member for service as an employee, other than an executive officer, of the Group is not considered for purposes of this standard);

•	the director or an immediate family member is a current partner of the Group’s internal or external auditor; the director is a current employee of such a firm; the director’s immediate family member is a current employee of such a firm who works personally on the Group’s audit or the director or an immediate family member was in the last three years a partner or employee of such a firm and personally worked on the Group’s audit within that time;

•	employment of the director or of an immediate family member within the last three years as an executive officer of a company whose Organization and Compensation Committee includes or included at the same time an executive officer of the Group;

•	being an employee or having an immediate family member who is an executive officer of a customer or vendor or other party that has made payments to or received payments from companies that comprise the Group for property or services in an amount that exceeded the greater of $1 million or 2% of the party’s consolidated gross revenues, in any of the past three years; or

•	the director, or the director’s spouse, is an executive officer of a non-profit organization to which the Group makes, or in the past three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues.

The Board has determined that none of the following relationships, in itself, is a material relationship that would impair a director’s independence:

•	being a residential customer of any subsidiary of the Group;

•	being an executive officer or employee, or being otherwise affiliated with, a commercial customer from which the Group’s consolidated gross revenues in any of the last three years are or were not more than the greater of (i) 1% of the Group’s consolidated gross revenues for the year or (ii) $500,000;

•	being an executive officer or employee of a supplier or vendor that has or had consolidated gross revenues from the Group in any of the last three years of not more than the lesser of (i) 1% of the Group’s consolidated gross revenues for the year or (ii) $500,000;

•	having a 5% or greater ownership interest or similar financial interest in a supplier or vendor that has or had consolidated gross revenues from the Group in any of the last three years of not more than the lesser of (i) 1% of the Group’s consolidated gross revenues for such year or (ii) $500,000; and

•	being a director of any of the Group’s subsidiaries.

Director Qualifications and Diversity

The Group seeks directors having the following specific qualifications:

•	evidence of leadership in his or her particular field;

•	broad experience and sound business judgment;

•	expertise in an area of importance to the Group and its subsidiaries;

•	the ability to work in a collegial Board environment;

•	high personal and professional ethics and integrity;

•	the ability to devote the required time to carry out director responsibilities;

•	the ability and willingness to contribute special competencies to Board activities, including appointment to Board committees;

•	freedom from conflicts of interest which would interfere with serving and acting in the best interests of the Group and its stockholders; and

•	evidence of being a high caliber individual who has achieved a level of prominence in his or her career; for example, a CEO or highest level financial officer of a sizeable organization, a director of a major corporation, a prominent civic or academic leader, etc.

Additionally, Section 2.8 of the Group’s bylaws contains requirements that a person must meet to avoid conflicts of interest that would disqualify that person from serving as a director.

Board membership should reflect diversity in its broadest sense. The Group seeks directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Board, as a whole, should possess a combination of skills, professional experience and backgrounds necessary to oversee the Group’s business.

Identification of Director Nominees

The Group identifies new director candidates by director recommendations and by the use of search firms selected by the Nominating/Corporate Governance Committee.

The Group considers nominees of stockholders in the same manner as all other nominees. The Group will consider director nominees recommended by stockholders who adhere to the procedure described under “Questions and Answers About the Proxy Materials and the Annual Meeting — How can a stockholder propose a nominee for the Board or other business for consideration at a stockholders’ meeting?” elsewhere in this Proxy Statement.

Executive Sessions of the Board

Under the Group’s Corporate Governance Guidelines, the non-management directors meet at least four times each year in executive session without management present, and the independent directors meet in executive session at least once a year. The lead director, Mr. Douglas M. Brown, chairs these sessions. The lead director performs other responsibilities that are described in the Group’s Corporate Governance Guidelines.

Retirement Age of Directors

The Group has established a mandatory retirement age for directors. A director must retire no later than the Annual Meeting that follows the date of the director’s 75th birthday. An employee director must retire as an employee no later than the Annual Meeting that follows the date of his or her 70th birthday, but may remain on the Board at the discretion of the Board.

Annual Meeting Attendance

All directors are expected to attend each Annual Meeting of the Group’s stockholders, unless attendance is prevented by an emergency. All of the Group’s directors who were in office at that time attended the Group’s 2010 Annual Meeting.

Our directors as of March 31, 2011, are as follows:

			Current
			Term	Director
Name	Age	Position	Expires	Since

Douglas M. Brown(1)(2)(5)(8)(11)(12)	73	Lead Director	2011	2001
Robert W. Foy(10)	74	Chairman of the Board and Director	2011	1977
Edwin A. Guiles(2)(3)(4)(12)	61	Director	2011	2008
Bonnie G. Hill(3)(5)(7)(12)	69	Director	2011	2003
Thomas M. Krummel, M.D.(4)(5)(12)	59	Director	2011	2010
Richard P. Magnuson(1)(2)(3)(4)(9)(12)	55	Director	2011	1996
Linda R. Meier(1)(2)(3)(5)(12)	70	Director	2011	1994
Peter C. Nelson(1)	63	President, Chief Executive Officer and Director	2011	1996
Lester A. Snow(5)(12)	59	Director	2011	2011
George A. Vera(4)(5)(6)(12)	67	Director	2011	1998

(1)	Member of the Executive Committee

(2)	Member of the Audit Committee

(3)	Member of the Organization and Compensation Committee

(4)	Member of the Finance and Risk Management Committee

(5)	Member of the Nominating/Corporate Governance Committee

(6)	Chair of the Audit Committee

(7)	Chair of the Organization and Compensation Committee

(8)	Chair of the Finance and Risk Management Committee

(9)	Chair of the Nominating/Corporate Governance Committee

(10)	Chair of the Executive Committee

(11)	Chair of the Board’s Executive Sessions

(12)	Independent director

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Nominating/Corporate Governance Committee, the Board has nominated for election at the 2011 Annual Meeting of Stockholders a slate of ten nominees. Except for our newest directors, Thomas M. Krummel, M.D. and Lester A. Snow, all of the nominees have served as directors since the last Annual Meeting. Dr. Krummel fills the director position formerly held by Edward D. Harris, Jr., M.D., who passed away in 2010. Mr. Snow fills a new director position. All directors are elected annually to serve until the next Annual Meeting or until their respective successors are elected.

Nominee Qualifications

When an incumbent director is up for re-election, the Nominating/Corporate Governance Committee reviews the performance, skills and characteristics of such incumbent director before making a determination to recommend that the Board nominate him or her for re-election. The Board’s membership criteria, which are set forth in the Corporate Governance Guidelines, include leadership in a particular field, broad experience and sound business judgment, expertise in areas of importance to the Group, ability to work in a collegial board environment, the highest personal and professional ethics and integrity, ability to devote required time to carrying out director responsibilities, ability and willingness to contribute special competencies to Board and committee activities, freedom from conflicts of interest that would interfere with serving and acting in the best interests of the Group and its stockholders, and achievement of prominence in a career.

The Nominating/Corporate Governance Committee believes that all of the ten director nominees listed below are highly qualified and have the skills and experience required for membership on our Board. A description of the specific experience, qualifications, attributes and skills that led our Board to conclude that each of the nominees should serve as a director follows the biographical information of each nominee below.

Vote Required

The ten persons receiving the highest number of votes represented by outstanding shares present or represented by proxy and entitled to vote will be elected. Except as otherwise indicated, each person has served for at least five years in the position stated below.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” the election of each of the following nominees:

Douglas M. Brown
Director since 2001
Age 73

Mr. Brown is lead director and a resident of the State of New Mexico. He is the dean of the University of New Mexico’s Anderson School of Management. He is the former Treasurer for the State of New Mexico. From 1999 to 2005, he was president and CEO of Tuition Plan Consortium and from 1990 to 1999, he was president and CEO of Talbot Financial Services. He is also a former trustee of Stanford University and former regent of the University of New Mexico. Previously, he spent 28 years in commercial banking, most of it with Wells Fargo Bank.

With his diverse professional background, Mr. Brown brings to the Board economic and public policy expertise as well as financial acumen. He is a former CEO of a publicly traded company and has demonstrated leadership capabilities that position him well to serve as lead director. In addition, Mr. Brown brings valuable insight to the Board from the perspective of the Group’s subsidiary operations in New Mexico.

Robert W. Foy
Director since 1977
Age 74

Mr. Foy is Chairman of the Board of California Water Service Group and its subsidiaries. Mr. Foy retired as an executive officer and employee director at the 2007 Annual Meeting in accordance with the Group’s retirement policy. See “Board Structure — Retirement Age of Directors.” He was formerly president and CEO of Pacific Storage Company, a diversified transportation, warehousing and business records management company with offices throughout Northern California; he remains an owner and director of that company. He has served as Chairman of the California Water Service Group since January 1, 1996. He serves as a member of the San Jose State University College of Business Global Leadership Council.

With his many years of leadership experience, both at the Group and at Pacific Storage Company, Mr. Foy brings to the Board demonstrated management ability at a senior level. Mr. Foy’s full understanding of the Group’s business and its history, combined with his drive for excellence, position him well to serve as chairman. Mr. Foy is also active in numerous civic activities in Stockton, a city served by the Group’s subsidiary, California Water Service Company.

Edwin A. Guiles
Director since March, 2008
Age 61

Mr. Guiles is a director of Cubic Corporation. He was formerly executive vice-president of corporate development at Sempra Energy. He was previously chairman and CEO of San Diego Gas & Electric (SDG&E) and Southern California Gas Company (SoCal Gas), Sempra Energy’s California regulated utilities. Mr. Guiles is also a director and past chairman of the California Chamber of Commerce.

Mr. Guiles is a former CEO with a strong public utility background. He has corporate governance experience through his service on the boards of SDG&E, SoCal Gas and Cubic Corporation, a public company. He brings to the Board valuable senior management and operational expertise from his years at Sempra Energy, SDG&E and SoCal Gas. Additionally, Mr. Guiles’ in-depth knowledge of public utility regulation provides the Board with crucial insight.

Bonnie G. Hill
Director since 2003
Age 69

Ms. Hill is the president of B. Hill Enterprises, LLC, a consulting firm specializing in corporate governance and board organization. She is also co-founder of Icon Blue, a brand marketing company. From 1997 to 2001, she was president and CEO of Times Mirror Foundation and senior vice president, communications and public affairs, of The Los Angeles Times. She is a director of AK Steel Holdings Corp., Home Depot, Inc. and Yum Brands, Inc. She was formerly a director of Hershey Foods Corporation. She is a director of the Financial Industry Regulatory Authority Investor Education Foundation, a member of the Investors Advisory Group of the Public Company Accounting Oversight Board, and trustee of the RAND Corporation.

Through her experience as a former chair of the SEC’s Consumer Affairs Advisory Committee, and as a former director of the National Association of Securities Dealers Regulation Board, Ms. Hill brings to the Board significant public policy, regulatory and governance expertise. Her business experience as well as her service on the boards of a variety of public companies over the past 20 years demonstrates her extensive knowledge of the complex financial and operational issues that public companies face.

Thomas M. Krummel, M.D.
Director since July, 2010
Age 59

Dr. Krummel is the Susan B. Ford Surgeon-in-Chief at the Lucile Packard Children’s Hospital and the Emile Holman Professor and Chair of the Department of Surgery at Stanford University School of Medicine. A leader in his field, he has been honored with the Henry J. Kaiser Family Foundation Award for Excellence in Clinical Teaching; the John Austin Collins, M.D. Memorial Award for Outstanding Teaching and Dedication to Resident Training; and the Lucile Packard Children’s Hospital Recognition of Service Excellence.

Dr. Krummel brings to the Board experience with professional training and development as well as a familiarity with medical, public health, and science issues. He offers the Board unique insight on public health matters, including healthcare policy and legislation, drinking water quality, and employee health.

Richard P. Magnuson
Director since 1996
Age 55

Mr. Magnuson is a private venture capitalist. Mr. Magnuson holds a law degree and a master’s degree in business administration from Stanford University. From 1984 to 1996, he was a general partner of Menlo Ventures, a venture capital firm. He has served on the boards of the following public companies: Rogue Wave Software (acquired by Quovadx), IKOS Systems, Inc. (acquired by Mentor Graphics) and OrCAD, Inc. (acquired by Cadence Design Systems). He is currently a director of one privately held company and has also served on the boards of several other privately held companies in the past.

With his legal and venture capital backgrounds, Mr. Magnuson brings valuable financial and business strategy expertise to the Board. His past experience on the boards of other public companies, and his insight on financial and operational matters, adds value to the Board. His past and current board service also provides insight on corporate governance practices.

Linda R. Meier
Director since 1994
Age 70

Ms. Meier is a member of the National Board of the Institute of International Education and the Board of Trustees of the World Affairs Council of Northern California. She is co-chair of the “The Stanford Challenge” and chair of outreach programs. She is a former director of Greater Bay Bancorp and chaired its Marketing Committee. Previously, she was a founding board member of the University National Bank and Trust Company. From 1992-1997, Ms. Meier was chair of the Stanford University Hospital Board of Directors where she chaired the Compensation Committee. From 1984-1994, she was a trustee of Stanford University and vice-president from 1991-1994.

Ms. Meier has demonstrated management capabilities and knowledge of operational issues facing large organizations. Her years of philanthropic and non-profit experience provide an important perspective to the Board and a valuable link to our community. Her past experience on the boards of other public companies, including her chairmanship of marketing and compensation committees, adds value to the Board as well.

Peter C. Nelson
Director since 1996
Age 63

Mr. Nelson is president and CEO of the Group and its subsidiaries. Before joining the Group in 1996, he was vice president, division operations (1994-1995) and region vice president (1989-1994) of Pacific Gas & Electric Company (PG&E). He is a director of the California Chamber of Commerce, chair of the Chamber’s Water Resources Committee and a past president of the National Association of Water Companies (NAWC).

Mr. Nelson is well positioned to lead our management team and provide guidance and insight to the Board. Mr. Nelson has a strong record of operational and strategic leadership in the public utility business. An engineer by training with a graduate degree in business administration, he gained extensive senior executive experience at PG&E. He has a vast understanding of the water industry from his fourteen-plus years of experience as president and CEO of the Group and from his leadership roles representing the water profession nationally at NAWC as well as in California at the state chamber.

Lester A. Snow
Director since March, 2011
Age 59

Mr. Snow has served as Secretary of the California Natural Resources Agency, Director of the California Department of Water Resources, Regional Director of the U.S. Bureau of Reclamation, Executive Director of the CALFED Bay-Delta Program, and General Manager of the San Diego County Water Authority. He currently is a staff member of the Resources Law Group which operates in coordination with the Resources Legacy Fund and

Foundation. He holds a Master of Science degree in Water Resources Administration from the University of Arizona and a Bachelor of Science degree in Earth Sciences from Pennsylvania State University.

Mr. Snow brings more than thirty years of water and natural resource management experience to the Board. His distinguished public service career enables him to assist the Board in addressing water and environmental issues as well as regulatory and public policy matters. Additionally, his executive experience in the public sector provides the Board with critical insight on a variety of operational and financial matters.

George A. Vera
Director since 1998
Age 67

Mr. Vera is vice president and chief financial officer of the David and Lucile Packard Foundation. Until 1997, he was an audit partner at Arthur Andersen, LLP.

Mr. Vera is an experienced financial leader with the skills necessary to chair our Audit Committee. He brings many years of accounting experience as a former audit partner that is critical to the Board. His current position with the David and Lucille Packard Foundation provides him with extensive knowledge in dealing with financial and accounting matters.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Ownership of Directors and Executive Officers

The Board of Directors strongly encourages stock ownership by directors. Pursuant to the Group’s Corporate Governance Guidelines, available on the Group’s website at http://www.calwatergroup.com, beneficial ownership of an aggregate amount of shares having a value of four times the amount of the annual director retainer is strongly encouraged.

The following table shows the common stock ownership of our directors and officers as of March 31, 2011. All directors and executive officers have sole voting and investment power over their shares (or share such powers with their spouses).

Common Stock
Beneficially
Name	Owned(*)

Douglas M. Brown	8,796
Director
Paul G. Ekstrom	17,193
Executive Officer
Francis S. Ferraro	18,017
Executive Officer
Robert W. Foy	35,686
Director
Edwin A. Guiles	5,270
Director
Robert R. Guzzetta	20,566
Executive Officer
Edward D. Harris, Jr., M.D.	0 (1)
Former Director
Bonnie G. Hill	5,733
Director
Martin A. Kropelnicki	16,900
Executive Officer
Thomas M. Krummel, M.D.	2,154
Director
Richard P. Magnuson	26,181
Director
Linda R. Meier	9,384
Director
Peter C. Nelson	91,775
Director and Executive Officer
Lester A. Snow	1,219
Director
George A. Vera	9,665
Director
All directors and executive officers as a group	268,539

*	To the knowledge of the Group, as of March 31, 2011, all directors and executive officers together beneficially owned an aggregate of approximately 1% of the Group’s outstanding common shares. No one director or officer beneficially owns more than 1% of the Group’s outstanding common shares.

(1)	Dr. Edward D. Harris, Jr. passed away on May 21, 2010. As a result, he had zero shares of common stock as of December 31, 2010.

Ownership of Largest Principal Stockholders

As of March 31, 2011, the Group’s records and other information available from outside sources indicated that the following stockholder was the beneficial owner of more than five percent of the outstanding shares of our common stock.

The information below is as reported in filings made by third parties with the SEC. Based solely on the review of our stockholder records and public filings made by the third parties with the SEC, the Group is not aware of any other beneficial owners of more than five percent of the common stock.

		Number of
		Shares of	Percent of
Class	Beneficial Owner(1)	Common Stock	Class

Common	Lazard Asset Management LLC 30 Rockefeller Plaza New York, NY 10112-6300	1,222,600	5.87%

(1)	Lazard Asset Management LLC has sole voting power over 1,150,700 shares and investment power over 1,222,600 shares as of December 31, 2010 as filed on SEC Form 13G.

The information above is as reported in filings made by third parties with the SEC. Based solely on the review of our stockholder records and public filings made by the third parties with the SEC, the Group is not aware of any other beneficial owners of more than five percent of the common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our directors, certain officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership of our securities.

Based solely on its review of the copies of forms furnished to the Group, or written representations that no annual forms (SEC Form 5) were required, the Group believes that during the fiscal year ended December 31, 2010, our directors, executive officers and holders of more than 10% of our common stock complied with all applicable SEC Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

The Organization and Compensation Committee (Committee) administers the Group’s compensation plans and programs for board members and executive officers. After a review of compensation levels, the Committee recommends to the full Board of Directors compensation levels, including the equity incentive plan awards for board members and executive officers for the 12-month period beginning January 1st of each year. The Committee starts its planning and review process in September of each preceding year and typically concludes its process in November. The Group’s principal executive officer, principal financial officer, and three other most highly compensated executive officers in a particular year are referred to herein as “executive officers” or “executives.” More information on the committee and related charter can be found at the Group’s website at http://www.calwatergroup.com in the corporate governance section.

Compensation Philosophy for Executive Officers

The Group’s overall philosophy is to provide compensation that attracts, retains, and motivates talented executives, rewards excellent job performance and overall leadership, and provides for fair, reasonable, and competitive total compensation. The Committee believes that compensating executives using these criteria is a benefit to both stockholders and customers.

Best Practices

The Committee believes that the following compensation practices demonstrate the Committee’s commitment to good corporate governance with respect to executive compensation:

•	No Employment Agreements: None of the executive officers are party to individual employment or severance agreements other than change in control benefit described below.

•	No Single Trigger Change in Control Benefits: The Group does not provide for single trigger change in control benefits. The Group’s Executive Severance Plan provides for change in control severance benefits only upon a termination of employment following a change in control. In addition, the Group’s equity incentive plan provides for the option of additional vesting of equity awards in the event of a termination of employment following a change in control though neither the Stock Appreciation Rights (SARs) nor the Restricted Stock Award (RSA) grants to date have included this option.

•	No Tax Gross-Ups on Perquisites: None of the executive officers are entitled to tax gross-ups for perquisites or other personal benefits.

•	Limited Perquisites: As detailed below, the Group provides the executive officers with only limited perquisites.

Elements of Compensation

The material elements of the Group’s executive compensation program include:

•	Salary;

•	Equity Compensation;

•	Basic and Supplemental Pension Plan Benefits;

•	Deferred Compensation Plan Benefits; and

•	Limited Perquisites.

Historically, the Group has not used annual bonuses as a compensation mechanism and did not use annual bonuses for the 2010 fiscal year. The Committee is mindful that as a holding company for a California regulated utility, the Group’s financial performance is substantially dependent upon the California Public Utilities Commission (CPUC) plus other factors, which to a large extent are beyond the control of the executives. Therefore, the Committee’s decisions regarding overall compensation are determined largely by evaluation of factors that are within the executives’ control and its comparisons with peer groups.

Salary

The Group provides a significant portion of executive officers’ total compensation in the form of base salaries. Base salaries provide executive officers compensation for performance of primary roles and responsibilities. The Committee reviews base salaries for executive officers annually and determines whether or not to recommend adjustments. To assist the Committee in this review, the Group’s CEO provides an assessment of performance and makes recommendations regarding base salary adjustments to the Committee for each of the executive officers other than himself based on the competitive data and the other factors described below under “Determining Executive Compensation.”

As noted below under “Determining Executive Compensation,” the Committee targets base salaries for each executive that are within the competitive range (defined as plus or minus 20% from the median compensation level) for the executive’s position as established by reference to the competitive data described below. As noted above, the Group does not pay annual cash incentive compensation. However, because annual incentives are a common component of executive compensation in the surveys included in the competitive data, the Group compares base salary levels for the executives to the actual total cash compensation (base salary plus actual bonus) for similar positions within the competitive data (rather than comparing the executive’s base salaries to the base salaries within the competitive data). Each of the executives’ base salaries for 2010 were within the competitive range of actual total cash compensation, except Mr. Ferraro whose base salary was slightly above the competitive range for his position because of his long tenure with the Group, his unique expertise and continued contributions in regulatory matters, and his corporate development responsibilities, each of which is greater than those usually afforded to executives in his position with other public utilities.

Each year Officers of the Group establish a number of corporate goals and objectives for the Group. The compensation of the CEO and the named executive officers is based on progress against certain of these key corporate goals by the Group. For 2010 the following corporate goals of the Group were used to evaluate 2011 compensation for the CEO and the named executive officers:

1. Group Operating Results — Achieve planned operating results as defined in the 2010 Corporate Goals and Objectives. In particular, manage the expense budgets of administration and general, other operations, and maintenance expenses (all considered controllable expenses) within budget.

Achieved Results for Group Operating Results — During 2010, the executive team achieved its goal of maintaining operations while keeping controllable costs within budget. The following shows 2010 budget to 2010 recorded actuals:

	2010 Budget	2010 Actual

Admin & General Expense:	$77.9 million	$75.3 million
Other Operations Expense:	$56.1 million	$56.5 million
Maintenance Expense:	$19.8 million	$19.7 million

2. Stockholder Value — The following major objectives were set for 2010:

•	Achieve budgeted earnings per share

•	Implement new Procure to Pay system:

○	Complete phase two of the redesign phase for the procurement process

○	Complete and go live with the expense reporting module

•	Complete the implementation of the new budgeting software. Prepare the 2011 operating budgets in the new system

Achieved Results for Stockholder Value — For 2010 the Group achieved the following results for the major objectives in this category:

•	Earnings per share of $1.81, or 91% of target

•	Implement new Procure to Pay system:

○	Completed phase two of the redesign phase for procurement

○	Completed and successfully rolled the expense module

•	Completed implementation of the company’s new budget system and the 2011 operating budgets were prepared utilizing the new system

The committee gave consideration to factors that affected the Group’s operating results which are described in the Group’s annual report on Form 10-K.

3. Regulation — Achieve a favorable outcome on the 2009 General Rate Case including enhanced rate recovery mechanisms for capital and expense related items in California.

Achieved Results for Regulation — During 2010, Group received a favorable outcome on its 2009 General Rate Case for its regulated California operations, consolidating the California operations into one rate case proceeding. Starting January 1, 2011, the California regulated utility received $25.8 million of annual rate relief, as well as a pension balancing account, medical memorandum account, and an additional $8.0 million of annual rate relief to become effective upon completion of certain capital projects.

4. Capital Program Management — Improve the capital program planning, budgeting, and project management process. Achieve the 2010 capital budget target and place $130 million of capital in service.

Achieved Results for the Capital Program Management — During 2010, the Group closed and put into service $125 million of new capital versus a target of $130 million. Of this amount, $113 million was funded by the Group and $12 million was funded by developer contributions.

5. Excellent Customer Service — Provide every customer with excellent customer service and support. Continue to invest in technology that improves the efficiency of operations and enhance service delivery.

Achieved Results for Excellent Customer Service — During 2010, the Group met the goals for customer service, including the following key initiatives:

•	Consolidated the various Hawaii billing operations to one system;

•	Converted New Mexico Water Service Company’s billing to the Group’s enterprise billing system;

•	Implemented mobile technology dispatch for field employees in the Bakersfield and Stockton districts;

•	Developed a Customer Emergency Notification System to be implemented in California during the second half of 2011; and

•	Developed and implemented customer service training for all general office employees.

Once the Committee’s assessment has been completed, the Committee then reviews and discusses the performance of each executive and the competitive data provided by Presidio Pay Advisors (PPA). Once reviewed and agreed upon, the Committee recommends to the full Board of Directors the base salaries for the executive officers (including the CEO). The following table shows the base salaries for each executive for 2009, 2010 and 2011:

	2009	2010	2011
Name	Base Salary	Base Salary	Base Salary

Peter C. Nelson	$875,000	$910,000	$965,000
Martin A. Kropelnicki	$400,000	$425,000	$460,000
Francis S. Ferraro	$375,000	$381,000	$396,000
Robert R. Guzzetta	$295,000	$300,000	$318,000
Paul G. Ekstrom	$260,000	$270,000	$292,000

Included in the chart above are the base salary increases for both 2010 and 2011 for senior management approved by the Committee. These increases are intended to compensate the individuals for job performance and overall leadership while being competitive with market data for similar positions.

Equity Compensation

The purpose of the Group’s long-term equity incentive compensation program has been to align executive compensation with stockholder interests, to create incentives for executive recruiting and retention, to encourage long-term performance by the Group’s executive officers, and to promote stock ownership and therefore alignment with shareholder interests. As with base salaries, the Committee reviews the competitive range of long-term equity compensation and total direct compensation (long-term equity compensation plus base salary and annual bonus) for similar positions within the competitive data in making decisions regarding long-term equity compensation awards for 2010. However, the Committee also believes that, in the interest of fostering the Group’s one-team approach, the annual equity incentive awards granted to each of the Group’s executive officers (other than the CEO) would be the same for each. The Committee recommended awarding the CEO a greater value of equity awards than the other executive officers because of his substantially greater level of responsibility and ability to influence the Group’s operational results. In addition, for both the CEO and the other executives, the grant values for 2010 were increased over the grant values for 2009 as a result of the Committee’s review of the competitive data and its desire to bring long-term equity incentive compensation values within the competitive range for similar positions.

Each year the Committee establishes the total value of the equity compensation awards to be granted to the CEO and the other executive officers. For 2010 these values were $315,000 and $75,000, respectively, vesting over four years, in the form of RSAs. For 2010, the Committee decided to change the form of the long-term equity incentive compensation from 50% RSAs and 50% SARs to 100% RSAs after observing that companies similar to the Group tend to experience steady growth in revenue and profit, but do not always see this value growth reflected in its stock price. As such, the Committee determined that SARs, whose value is primarily driven by market volatility, were not ideal for compensating executives who may be increasing the Group’s value but whose performance is not reflected in the Group’s stock price appreciation. In addition, the Committee observed that the Group records a significant accounting expense each year related to the grants of SARs to the executives; however, few executives have actually gained any economic benefits from those awards.

In November of 2009, the Committee, after reviewing competitive data for each executive, approved the total value of the equity compensation awards to be granted to the CEO and the other executives for 2010. These values were $315,000 (CEO) and $75,000 (other executive officers). The Committee granted the following equity awards to the executive officers on March 2, 2010 following the release of annual financial results: (i) the CEO, RSAs covering 8,676 shares; and (ii) each of the executive officers other than the CEO, RSAs covering 2,066 shares. These share numbers were determined by dividing the approximate aggregate value allocated to each executive officer in November 2009 by the average closing price of the Company’s common stock from the previous 20 trading days prior to the close on March 2, 2010, rounded up the nearest whole share. RSAs, in each case, vest over four years, with 25% of the RSAs vesting on the first anniversary of the grant date and the remaining RSAs vesting in equal monthly installments thereafter. Neither the SARs nor the RSAs provide for automatic vesting acceleration if there is a change in control or in the ownership of the Group.

In November of 2010, the Committee, after reviewing competitive data for each executive, approved the total value of the equity compensation awards to be granted to the CEO and the other executive officers for 2011. These values were $350,000 (CEO) and $80,000 (other executive officers). On March 1, 2011, the Committee granted to the CEO 9,749 shares; and each of the executive officers other that the CEO, 2,228 shares in the form of RSAs.

Basic and Supplemental Pension Plan Benefits

In addition to the tax-qualified defined benefit plan that covers virtually all union and non-union employees, Group provides supplemental retirement benefits to executive officers under the Supplemental Executive Retirement Plan (SERP). The SERP is an unfunded, unsecured obligation of the Group and is designed to assist in attracting and retaining key executives while providing a competitive, total compensation program. Since Group does not provide a significant amount of total compensation in the form of equity incentives, SERP benefits provide executive officers with retirement security. Furthermore, the plan is designed, in part, to make up for limitations imposed by the Internal Revenue Code on allocations and benefits that may be paid to executive officers under the Group’s tax-qualified plan. Because the tax code restricts benefits under the tax-qualified plan, executives otherwise would not be eligible to receive the retirement benefits that are proportional to the benefits received by our employees that generally are based on compensation.

Deferred Compensation Plan

The Group maintains a deferred compensation plan for its directors, officers, and qualified managers. The plan is intended to promote retention by providing eligible employees, including the executive officers, with a long-term savings opportunity on an income tax-deferred basis.

401(k) Plan

All employees satisfying the eligibility requirements are entitled to participate in our 401(k) plan and receive matching contributions from the Group. Pursuant to the plan, executive officers are entitled to contribute up to the statutory limit set by the Internal Revenue Service and effective January 1, 2010, the Group matches 75% for each dollar contributed up to a maximum company match of six percent of each such executive officer’s base salary.

Limited Perquisites

As part of the Group’s automobile policy, the Group’s executive officers have the use of a company-owned automobile. The Committee believes that the provision of a company-owned automobile allows the executive officers to work more efficiently because many of the geographic areas served by the Group are most effectively reached by automobile as opposed to other forms of transportation, such as airlines. Any personal mileage incurred by the executive is taxed as additional compensation in accordance with IRS regulations. Other than this automobile benefit, the Committee’s general philosophy is not to provide perquisites and other personal benefits of substantial value to the executive officers.

Severance Arrangements

None of the executive officers is a party to an individual employment agreement with the Group that provides for severance benefits. In addition, we do not provide executive officers with single-triggered change in control benefits.

Consistent with the Group’s compensation philosophy, the Committee believes that the interests of stockholders are best served if the interests of senior management are aligned with those of the Group’s stockholders. To this end, the Group provides change in control severance benefits to executive officers under the Group’s Executive Severance Plan to reduce any reluctance of the executive officers to pursue or support potential change in control transactions that would be beneficial to stockholders. Group adopted the plan in 1998, and its purpose is to promote the continued employment and dedication of executives without distraction in the face of a potential change in control transaction. The Executive Severance Plan provides severance pay equal to three times base salary to each of the executive officers if their employment is terminated without good cause or they resign for good reason during the two-year period following a change in control.

In addition to the Executive Severance Plan, each executive officer is covered by the Group’s general severance policy stating that each non-union employee of Group whose employment is terminated without cause is entitled to severance pay of either one week’s pay after completing two years of service or two weeks’ pay after completing five or more years of service, provided in each case that at least two weeks’ notice is given. Under the Group’s policies, all executive officers are entitled to a pay-out of six weeks of vacation time upon termination of employment.

Determining Executive Compensation

Each year the Committee reviews, assesses, and recommends to the Board of Directors all compensation for executive officers after determining that the compensation for these individuals is competitive relative to companies of comparable size, complexity, location and business nature (see below for additional discussion of this comparison). In addition, the Committee approves the retention, fees, and termination of any compensation consultant or compensation consulting firm used to assist in the evaluation of director and executive compensation. With respect to 2010 compensation decisions, the Committee retained the services of an independent compensation consultant, Presidio Pay Advisors, for investigation into and advice on compensation for executive officers. The Committee believes that having an independent evaluation of compensation is a valuable tool for the Committee, the Group and stockholders. PPA is not engaged to perform any additional work for the Group.

The Committee retained PPA for a number of purposes, including:

•	Constructing and reviewing compensation comparisons from readily available published survey data; and

•	Performing a competitive assessment of the Group’s compensation programs, practices, and levels for its directors, executive officers and other senior officers.

The Committee made a number of compensation recommendations, including those pertaining to the executive officers that were based on the competitive assessments provided by and through consultation with PPA. The Committee’s recommendations were made, however, entirely by the Committee, using its sole discretion.

Total compensation level for executives is based on one or more of the following factors:

•	The individual’s duties and responsibilities within the Group;

•	The individual’s experience and expertise;

•	The compensation levels for the individual’s peers within the Group;

•	Compensation levels for similar positions based on a review of published compensation surveys; and

•	The levels of compensation necessary to recruit, retain, and motivate executives.

In order to determine competitive compensation practices for 2010, the Committee relied, in part, on published compensation data from the following sources:

•	Saje Consulting Group — Investor-Owned Water Utility Compensation and Benefits Survey;

•	Watson Wyatt Data Services — Top Management Compensation Survey and Top Management Compensation Calculator; and

•	Mercer Human Resources Consulting — Executive Compensation Survey

PPA utilized the data from these sources (competitive data) to compile the competitive pay information comparing each officer’s compensation to the 25th, 50th, and the 75th percentiles for the executive officer’s position. The Committee is not provided the names of the companies in any of the surveys. With respect to compensation decisions for 2010, the Committee did not review proxy data for individual companies in making compensation decisions and instead focused on competitive data from established published surveys.

After consideration of the competitive data, the Committee makes decisions regarding each individual executive’s target total compensation opportunities based on Group and individual performance and the need to attract, motivate, and retain an experienced and effective management team. The Committee examined the relationship of each executive’s base salary, long-term equity incentives and total compensation (base salary plus long-term equity incentives) to the competitive data at the 25th, 50th and 75th percentiles for the executive’s position within the competitive data.

In making compensation recommendations for the 2010 fiscal year for the executive officers, the Committee’s general objective was to set total compensation within a “competitive range” for each executive’s position based on the competitive data. The Committee considers the “competitive range” to mean that compensation levels are within plus or minus 20% of the median compensation levels as determined by reference to the competitive data. Actual compensation decisions for the executive officers were, however, influenced by a variety of additional factors, including considerations of each individual’s experience, expertise, performance and leadership, the Group’s performance, and internal equity among the executive officers. With respect to 2011 compensation planning, the committee retained the services of Towers Watson as independent compensation consultant.

Tax and Other Compensation Policies

When designing compensation policies and setting compensation levels, the Group considers the potential tax treatment of the compensation, but the primary factor influencing program design is the support of business objectives. The Committee has reviewed the Group’s compensation structure in light of Section 162(m) of the Internal Revenue Code (Section 162(m)), which limits the amount of compensation that the Group may deduct for federal income tax purposes for any year to $1,000,000 for our CEO and each of our three highest compensated officers other than the CEO and CFO. There are certain exceptions to this limit, one of which is for “performance-based compensation,” as defined under Section 162(m). RSAs granted by the Group do not qualify as “performance-based compensation,” and thus do count against the $1,000,000 deductibility limit. In 2010, no executive officer’s compensation exceeded the limitation set by Section 162(m) except for the CEO, whose compensation was $1,105,682. Except to the extent that the CEO’s compensation exceeded $1,000,000, all compensation paid to the non-CEO executive officers in 2010 was tax-deductible.

Historically, the Committee has not used equity awards as a significant portion of executive compensation. Thus, the Group currently does not have any formal stock ownership guidelines for its executive officers, nor does it require that executive officers own a specific number of shares.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by our CEO, CFO, and the three most highly compensated executive officers of the Group for the fiscal year ended December 31, 2010, 2009 and 2008.

(a)	(b)	(c)	(e)	(f)	(h)	(i)	(j)
					Change in
					Pension
					Value and
					Nonqualified
					Deferred
			Stock	Option	Compensation	All Other
		Salary	Awards	Grants	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)

Peter C. Nelson	2010	$909,462	$307,824	$—	$1,058,287	$21,291	$2,296,864
President and	2009	$904,619	$136,249	$230,905	$860,929	$26,437	$2,159,139
Chief Executive Officer	2008	$791,523	$84,224	$91,479	$2,401,823	$27,932	$3,396,981
Martin A. Kropelnicki	2010	$424,622	$73,301	$—	$279,477	$24,174	$801,574
Vice President,	2009	$412,549	$34,158	$57,726	$164,651	$21,737	$690,821
Chief Financial Officer and Treasurer	2008	$345,074	$23,688	$25,754	$120,481	$19,983	$534,980
Francis S. Ferraro	2010	$380,922	$73,301	$—	$390,579	$24,930	$869,732
Vice President,	2009	$387,677	$34,158	$57,726	$349,202	$15,623	$844,386
Corporate Development	2008	$338,960	$23,688	$25,754	$1,155,204	$18,266	$1,561,872
Robert R. Guzzetta	2010	$299,942	$73,301	$—	$461,215	$23,273	$857,731
Vice President,	2009	$305,603	$34,158	$57,726	$383,951	$16,868	$798,306
Operations	2008	$279,248	$23,688	$25,754	$662,362	$15,679	$1,006,731
Paul G. Ekstrom	2010	$276,557	$73,301	$—	$485,753	$27,404	$863,015
Vice President, Customer	2009	$268,751	$34,158	$57,726	$380,435	$20,839	$761,909
Service, Human Resources and Information Technology	2008	$234,469	$23,688	$25,754	$640,513	$20,959	$945,383

(1)	The executive officers were not entitled to receive payments which would be characterized as “bonus” or “non-equity incentive plan compensation” payments for the fiscal year ended December 31, 2010, 2009 and 2008.

(2)	Amounts reflect the full grant date fair value of RSAs (“Stock Awards” column) and SARs (“Option Grants” column) granted in the years shown, calculated in accordance with FASB Accounting Standards Codification (ASC) Topic 718, disregarding estimates for forfeitures. Assumptions used in the calculation of these amounts are included in footnote 13 of Group’s annual report on Form 10-K filed with the SEC on March 1, 2011.

(3)	Amounts in this column reflect the actuarial increase in the present value of the executive officer’s benefits under the Group’s pension plan and Supplemental Executive Retirement Plan (SERP) determined using interest rate and mortality rate assumptions consistent with those used in the Group’s financial statements and includes amounts which the executive officers may not currently be entitled to receive because such amounts are not vested. Earnings on the nonqualified deferred compensation plan are noted on the Nonqualified Deferred Compensation table for those officers participating in the plan. Earnings have been excluded from this table since earnings were not at above market or at preferential rates.

(4)	All other compensation is comprised of 401(k) matching contributions made by Group on behalf of the executive officer, the personal use of company-provided cars, and any miscellaneous reimbursed expenses that may be taxable. The value attributable to personal use of company-provided cars is included as compensation on the W-2 of each executive officer who receives such benefits. Each such officer is responsible for paying income tax on such amount.

Grants of Plan-Based Awards

For Fiscal Year Ended 2010

The table below sets forth certain information with respect to awards granted during the fiscal year ended December 31, 2010, to each of our executive officers.

		All Other	All Other		Grant
		Stock	Option		Date
		Awards:	Awards:	Exercise or	Fair
		Number of	Number of	Base	Value of
		Shares of	Securities	Price of	Stock and
		Stock or	Underlying	Option	Options
	Grant	Units	Options	Awards	Awards
Name	Date	(#)	(#)	($/Sh)	($)(1)
(a)	(b)	(i)	(j)	(k)	(l)

Peter C. Nelson(1)	3/2/2010	8,676	—	—	$307,824
Martin A. Kropelnicki(1)	3/2/2010	2,066	—	—	$73,302
Francis S. Ferraro(1)	3/2/2010	2,066	—	—	$73,302
Robert R. Guzzetta(1)	3/2/2010	2,066	—	—	$73,302
Paul G. Ekstrom(1)	3/2/2010	2,066	—	—	$73,302

(1)	The RSAs granted to the executive officers on March 2, 2010 pursuant to the Incentive Plan vest over four years, with 25% of the RSAs vesting on the first anniversary of the grant date and the remaining RSAs vesting in equal monthly installments thereafter.

Outstanding Equity Awards at Fiscal 2010 Year-End

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option		Stock That		Stock That
	Options	Options		Exercise	Option	Have Not		Have Not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)
(a)	(b)	(c)		(e)	(f)	(g)		(h)
Peter C. Nelson(1)	15,000	—		$25.15	1/1/2012	—		—
	12,500	—		$38.51	1/4/2016	—		—
	7,631	509	(4)	$38.11	3/4/2017	104	(4)	$3,876
	9,157	4,163	(5)	$37.60	3/6/2018	700	(5)	$26,089
	9,625	12,375	(6)	$38.38	3/3/2019	1,997	(6)	$74,242
	—	—		—	—	8,676	(7)	$323,355
Martin A. Kropelnicki(1)	2,500	—		$42.51	5/1/2016	—		—
	1,875	125	(4)	$38.11	3/4/2017	25	(4)	$932
	2,578	1,172	(5)	$37.60	3/6/2018	197	(5)	$7,342
	2,406	3,094	(6)	$38.38	3/3/2019	501	(6)	$18,672
	—	—		—	—	2,066	(7)	$77,000
Francis S. Ferraro(1)	2,500	—		$38.51	1/4/2016	—		—
	1,875	125	(4)	$38.11	3/4/2017	25	(4)	$932
	2,578	1,172	(5)	$37.60	3/6/2018	197	(5)	$7,342
	2,406	3,094	(6)	$38.38	3/3/2019	501	(6)	$18,672
	—	—		—	—	2,066	(7)	$77,000
Robert R. Guzzetta(1)	2,500	—		$38.51	1/4/2016	—		—
	1,875	125	(4)	$38.11	3/4/2017	25	(4)	$932
	2,578	1,172	(5)	$37.60	3/6/2018	197	(5)	$7,342
	2,406	3,094	(6)	$38.38	3/3/2019	501	(6)	$18,672
	—	—		—	—	2,066	(7)	$77,000
Paul G. Ekstrom(1)	2,500	—		$38.51	1/4/2016	—		—
	1,875	125	(4)	$38.11	3/4/2017	25	(4)	$932
	2,578	1,172	(5)	$37.60	3/6/2018	197	(5)	$7,342
	2,406	3,094	(6)	$38.38	3/3/2019	501	(6)	$18,672
	—	—		—	—	2,066	(7)	$77,000

(1)	The market value of the stock awards represents the product of the closing price for the Group’s common stock on the New York Stock Exchange as of December 31, 2010, which was, $37.27, and the number of shares underlying each such award.

(2)	Awards were granted on January 4, 2006, and vest ratably over 48 months and are fully exercisable.

(3)	Awards were granted on May 1, 2006, and vest ratably over 48 months.

(4)	Awards were granted on March 4, 2007, and vest ratably over 48 months.

(5)	Awards were granted on March 6, 2008, and vest ratably over 48 months.

(6)	Awards were granted on March 3, 2009, and vest ratably over 48 months.

(7)	Awards were granted March 2, 2010, with 25% vesting on the first anniversary of the grant date and the remaining 75% vesting ratably over 36 months.

Option Exercises and Stock Vested

For Fiscal Year Ended 2010

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name of Executive Officer	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Peter C. Nelson	15,000	$143,538	1,894	$69,591
Martin A. Kropelnicki	—	—	515	$18,935
Francis S. Ferraro	—	—	488	$17,930
Robert R. Guzzetta	3,000	$33,896	488	$17,930
Paul G. Ekstrom	—	—	488	$17,930

Pension Benefits

For Fiscal Year Ended 2010

The table below shows the present value of accumulated benefits payable to each of the executive officers, including the number of years of service credited to each executive officer under the California Water Service Pension Plan and the Supplemental Executive Retirement Plan, each of which is described elsewhere in this Proxy Statement.

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)(1)	($)(2)(3)
(a)	(b)	(c)	(d)

Peter C. Nelson	California Water Service Pension Plan	14.92	$846,802
President and Chief Executive Officer	Supplemental Executive Retirement Plan	15.00 (3)	$8,502,802
Martin A. Kropelnicki	California Water Service Pension Plan	4.80	$161,882
Vice President, Chief Financial Officer and Treasurer	Supplemental Executive Retirement Plan	4.80	$488,804
Francis S. Ferraro	California Water Service Pension Plan	21.42	$1,221,632
Vice President, Corporate Development	Supplemental Executive Retirement Plan	15.00	$2,725,028
Robert R. Guzzetta	California Water Service Pension Plan	33.58	$1,723,563
Vice President, Operations	Supplemental Executive Retirement Plan	15.00	$974,914
Paul G. Ekstrom	California Water Service Pension Plan	35.00	$2,003,284
Vice President,	Supplemental Executive Retirement Plan	15.00	$635,955
Customer Service, Human Resources and Information Technology

(1)	Assumptions used in the calculation of the present value are included in footnote 14 of Group’s annual report on Form 10-K filed with the SEC on March 1, 2011.

(2)	Includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(3)	As of February 1, 2011, Mr. Nelson’s actual years of service under the Pension Plan was 15 years, which is the maximum available under the Pension Plan. As such, there is no increase in the present value of his accumulated benefits under the Pension Plan because of a difference in credited years of service and actual years of service. At December 31, 2010, the difference between Mr. Nelson’s credited years of service and actual years of service was 0.08 year and the resulting increase in the present value of Mr. Nelson’s accumulated benefits under the Pension Plan was $47,460.

The benefits under the SERP are obtained by applying the benefit provisions of the California Water Service Pension Plan (the Pension Plan), a tax-qualified plan, to all compensation included under the Pension Plan, without regard to these limits, reduced by benefits actually accrued under the Pension Plan. Under the SERP, all eligible officers are fully vested after 15 years of service and at age 60. SERP participants are eligible for early retirement starting at age 55 and would receive a reduced benefit ranging from 74% to 95% of their monthly SERP benefit upon early retirement between the ages of 55 and 60. Under the Pension Plan, all eligible employees, including officers, are fully vested after 35 years of service. None of the executive officers received any payments under the Pension Plan or SERP during 2010.

The combined maximum benefit payout under the SERP and Pension Plan achievable by an officer is 60% of the average, eligible compensation (including salary, bonus and car allowance) paid over the previous 36 months prior to retirement.

Nonqualified Deferred Compensation

For Fiscal Year Ended 2010

	Executive	Aggregate	Aggregate
	Contributions in	Earnings	Balance
	Last FY	in Last FY	at Last FY
Name	($)(1)	($)(1)	($)(2)
(a)	(b)	(d)	(f)

Peter C. Nelson	$—	$—	$—
Martin A. Kropelnicki	$9,000	$7,569	$36,620
Francis S. Ferraro	$60,000	$139,485	$1,066,641
Robert R. Guzzetta	$—	$—	$—
Paul G. Ekstrom	$—	$—	$—

(1)	All of the amounts reported under “Executive Contributions in Last FY” are included in the Summary Compensation Table for 2010. None of the amounts reported under “Aggregate Earnings in Last FY” are included in the Summary Compensation Table for 2010.

(2)	The amounts reported under “Aggregate Balance at Last FY” that were included in the Summary Compensation Table in years prior to 2010 are as follows: Mr. Kropelnicki ($21,000) and Mr. Ferraro ($522,000).

The Deferred Compensation Plan provides specified benefits to select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of the Group. The Deferred Compensation Plan permits the Group’s executives and eligible managers to defer up to 50% of their base salary. The Group does not make any contributions to the deferred compensation plan. The Deferred Compensation Plan’s investment options are similar, but not identical, to the Group’s tax-qualified 401(k) plan and are funded by a Rabbi trust created for the funding of such benefits. Benefits under the Deferred Compensation Plan are payable by the Group upon separation from service with the Group either in lump sum at separation, in monthly installments over five years following separation or in lump sum or installments commencing five years following separation.

Potential Payments Upon Termination or Change in Control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment, or a change in control and termination of employment had occurred on December 31, 2010, given the executive officers’ compensation and service levels as of such date. In addition to the benefits described below, upon any termination of employment, each of the executive officers would also be entitled to the benefits described in the table of Pension Benefits for Fiscal Year 2010 above and the amount shown in the column labeled “Aggregate Balance at Last FY” of the table of Nonqualified Deferred Compensation for Fiscal Year 2010 above.

On December 16, 1998, the Group adopted the Executive Severance Plan. The Executive Severance Plan provides that if within 24 months following a change in control of the Group, the executive officer’s employment is terminated for any reason other than good cause or by the executive for good reason, the Group will make a cash payment to the executive officer an amount equal to three times such executive officer’s base salary on the date of the change in control or on the date that the officer’s employment terminates, whichever is greater. The payments would be paid in three equal annual installments commencing on the first of the month following the month in which the officer’s employment terminated and payable thereafter on the anniversary of the initial payment date.

Each officer’s entitlement to the severance payment is conditioned upon execution of a release agreement. Additionally, the executive officer forfeits the right to receive the severance payment if he or she violates the non-solicitation and confidentiality provisions of the Executive Severance Plan.

For purposes of the Executive Severance Plan, the term “change in control” means the occurrence of (i) any merger or consolidation of the Group in which the Group is not the surviving organization, a majority of the capital stock of which is not owned by the stockholders of the Group immediately prior to such merger or consolidation; (ii) a transfer of all or substantially all of the assets of the Group; (iii) any other corporate reorganization in which there is a change in ownership of the outstanding shares of the Group wherein thirty percent (30%) or more of the outstanding shares of the Group are transferred to any person; (iv) the acquisition by or transfer to a person (including all affiliates or associates of such person) of beneficial ownership of capital stock of the Group if after such acquisition or transfer such person (and their affiliates or associates ) is entitled to exercise thirty percent (30%) or more of the outstanding voting power of all capital stock of the Group entitled to vote in elections of directors; or (v) the election to the Board of Directors of the Group of candidates who were not recommended for election by the Board of Directors of the Group in office immediately prior to the election, if such candidates constitute a majority of those elected in that particular election.

For purposes of the Executive Severance Plan, “good cause” will be deemed to exist if (i) the applicable officer engages in acts or omissions that result in substantial harm to the business or property of the Group and that constitute dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing; or (ii) the applicable officer is convicted of a criminal violation involving fraud or dishonesty.

For purposes of the Executive Severance Plan, “good reason” will be deemed to exist if, without the applicable officer’s consent, (i) there is a significant change in the nature or the scope of the applicable officer’s authority or in his or her overall working environment; (ii) the applicable officer is assigned duties materially inconsistent with his or her present duties, responsibilities and status; (iii) there is a reduction in the applicable officer’s rate of base salary or bonus; or (iv) the Group changes by 100 miles or more the principal location in which the applicable officer is required to perform services.

Had a change in control occurred during fiscal 2010 and had their employment been terminated on December 31, 2010, either without good cause or by the executive for good reason, the executive officers would have been eligible to receive the payments set forth below.

In addition to the Executive Severance Plan, each executive officer is covered by the Group’s general severance policy. Under the severance policy, each non-union employee of Group whose employment is terminated without cause is entitled to severance pay of either one week’s pay after completing two years of service or two weeks’ pay after completing five or more years of service, provided at least two weeks’ notice is given. In addition, all executive officers are entitled to a payout of six weeks of vacation time upon any termination of employment, which may be paid either in lump sum at termination or in installments over six weeks. In the absence of a change in control, had their employment been terminated on December 31, 2010, without cause, the executive officers would have been eligible to receive the payments set forth below.

Potential payments Upon Termination or Change in Control

	Change in Control and	Termination of Employment
	Termination of Employment	without a Change in Control
	Severance Amount	Severance Amount
Name	($)	($)

Peter C. Nelson	$2,730,000	$140,000
Martin A. Kropelnicki	$1,275,000	$65,385
Francis S. Ferraro	$1,143,000	$58,615
Robert R. Guzzetta	$900,000	$46,154
Paul G. Ekstrom	$810,000	$41,540

Please refer to the table of Outstanding Equity Awards at Fiscal Year-Ended 2010 above for more information regarding these awards.

Director Compensation

For Fiscal Year Ended 2010

The Group’s non-employee directors receive cash retainers and meeting fees and equity awards for their service.

In 2010, non-employee directors received a $27,500 annual Board retainer, except for the Chairman of the Board who received $80,000. The Audit Committee chair received an additional $9,000 retainer, and the Finance and Risk Management Committee chair received an additional $2,500 retainer. The chairs of the Nominating/Corporate Governance Committee and Organization and Compensation Committee received an additional $4,000 retainer, respectively. In addition, each Board member received $2,300 for each Board meeting attended, and $1,800 for each committee meeting attended. Further, each committee chair received an additional fee of $1,800 for each committee meeting chaired.

In 2010, each non-employee director also received grants of restricted stock valued at $48,856. The grants were made on March 2, 2010.

In November of 2010, after performing its annual compensation review, the Committee approved increases to the foregoing amounts, effective January 1, 2011, as follows: non-employee directors will receive a $30,000 annual Board retainer, except for the Chairman of the Board who will receive $83,600. Also effective January 1, 2011, the Finance and Risk Management Committee chair will receive an additional $4,000 retainer and the value of the annual restricted stock award to the non-employee directors will increase to $52,500. The additional retainers for the chairs of the Audit Committee, Nominating/Corporate Governance Committee, and Organization and Compensation Committee will remain the same as in 2010. In addition, Board and committee meeting fees will remain unchanged.

The Board of Directors strongly encourages stock ownership by directors. Pursuant to the Group’s Corporate Governance Guidelines, available on the Group’s website at http://www.calwatergroup.com, beneficial ownership of an aggregate amount of shares having a value of four times the amount of the annual director retainer is desirable.

Directors may elect to defer cash compensation payable to them under the Group’s deferred compensation plan in the same manner as applicable to the Group’s executive officers as described above.

In addition, the Group maintains a Director Retirement Plan for the benefit of its non-employee directors. In December 2005, this plan was closed to new participants; however, each of the non-employee directors listed in the table below (except for Mr. Guiles and Dr. Krummel) were, at that time, participants in the plan and thus continue to accrue benefits thereunder. Under the Director Retirement Plan, a director who participates in the plan and retires after serving on the Board for a total of five or more years will receive a retirement benefit equivalent to $22,000 per year. This benefit will be paid for the number of years the director served on the Board, up to 10 years. No amounts were paid to directors under this program in fiscal 2010.

			Change in
			Pension
			Value and
	Fees		Non-Qualified
	Earned		Deferred
	or Paid	Stock	Compensation
	in Cash	Awards	Earnings	Total
Name	($)	($)(1)(2)	($)(3)	($)
(a)	(b)	(c)	(f)	(h)

Robert W. Foy	$100,700	$48,856	$15,462	$165,018
Chairman of the Board
Douglas M. Brown	$70,500	$48,856	$25,943	$145,299
Lead Director
Edwin A. Guiles	$64,400	$48,856	$—	$113,256
Bonnie G. Hill	$60,800	$48,856	$22,221	$131,877
Thomas M. Krummel, M.D.	$24,750	$24,842	$—	$49,592
Richard P. Magnuson	$77,400	$48,856	$14,760	$141,016
Linda R. Meier	$66,200	$48,856	$16,603	$131,659
George A. Vera	$78,800	$48,856	$22,946	$150,602

(1)	Amounts reflect the full grant date fair value of each restricted stock award granted in 2010 to the non-employee directors, calculated in accordance with FASB ASC Topic 718, disregarding estimates for forfeitures. Assumptions used in the calculation of these amounts are included in footnote 13 of Group’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2011.

(2)	At the end of 2010, the aggregate number of restricted stock awards held by each current non-employee Director was as follows: Mr. Robert W. Foy, 5,286; Mr. Douglas Brown, 4,922; Mr. Edwin A. Guiles, 3,647; Dr. Edward D. Harris, Jr., zero; Ms. Bonnie G. Hill, 4,922; Dr. Thomas M. Krummel, 692; Mr. Richard P. Magnuson, 4,922; Ms. Linda R. Meier, 4,922; Lester A. Snow, zero; and Mr. George A. Vera, 4,922.

(3)	Amounts in this column represent the actuarial increase in the present value of the director benefits under the Group’s Director Retirement Plan. In December 2005, this plan was closed to new participants; however, any director active in 2005 will continue to accrue benefits.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE OF THE BOARD OF
DIRECTORS ON EXECUTIVE COMPENSATION

The Organization and Compensation Committee of the Group’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Group’s annual report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Organization and Compensation Committee:

ORGANIZATION AND COMPENSATION COMMITTEE

Bonnie G. Hill, Committee Chair
Douglas M. Brown
Edwin A. Guiles
Richard P. Magnuson
Linda R. Meier

ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Organization and Compensation Committee was an officer or employee of the Group or any of its subsidiaries during 2010, nor was any such member previously an officer of the Group or any of its subsidiaries. No member of the Organization and Compensation Committee had any material interest in a transaction of the Group or a business relationship with, or any indebtedness to the Group, in each case that would require disclosure under “Procedures for Approval of Related Persons Transactions” included elsewhere in this Proxy Statement.

None of the executive officers or non-executive officers of the Group have served on the Board of Directors or on the Organization and Compensation Committee of any other entity, any of whose officers served either on the Board of Directors or on the Organization and Compensation Committee of the Group.

Procedures for Approval of Related Persons Transactions

The Board of Directors reviews all related-persons transactions, for officers and directors on a case by case basis and approves all such transactions in accordance with the Delaware general corporation law.

PROPOSAL NO. 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Group is asking stockholders to approve an advisory resolution on the Group’s executive compensation programs as reported in this Proxy Statement in accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (Exchange Act), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank).

The Group’s goal for its executive compensation programs is to attract, motivate and retain talented executives who will provide leadership for the Group. The Group seeks to accomplish this goal in a way that rewards performance and is aligned with the long-term interests of customers and stockholders. The Group believes that its executive compensation programs achieve this goal.

The “Compensation Discussion and Analysis”, beginning above on page 19 of this Proxy Statement, describes the Group’s executive compensation programs and the decisions made by the Organization and Compensation Committee in 2010 in more detail. Highlights of the programs include the following:

•	No Employment Agreements;

•	No Single Trigger Change in Control Benefits;

•	No Annual Bonuses;

•	No Tax Gross-Ups on Perquisites; and

•	Limited Perquisites.

The Group is asking stockholders to support the named executive officer compensation as described in this Proxy Statement. The Organization and Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving the Group’s goals and that the compensation of the Group’s named executive officers reported in this Proxy Statement has supported and contributed to the Group’s success. Accordingly, the Group asks stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of California Water Service Group approve, on an advisory basis, the compensation paid to California Water Service Group’s named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding upon the Group, the Organization and Compensation Committee or the Board. However, the Board and the Organization and Compensation Committee, which is responsible for designing and administering the Group’s executive compensation programs, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” this proposal

PROPOSAL NO. 3 — AN ADVISORY VOTE ON THE FREQUENCY OF THE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Dodd-Frank also enables stockholders to indicate how often the Group should seek an advisory vote on the compensation of its named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal No. 2 in this Proxy Statement. By voting on this Proposal No. 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years for future annual meetings. This non-binding “frequency” vote is required at least once every six years beginning with this Annual Meeting.

After careful consideration, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate option for the Group. While the Group’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. The Board, therefore, recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In developing its recommendation, the Board considered that an annual advisory vote on executive compensation will allow stockholders to provide input on the Group’s compensation policies, practices and philosophy, as disclosed in this Proxy Statement. An annual advisory vote on executive compensation is also consistent with the Group’s policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Group is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of the Group, the Board may decide that it is in the best interests of our stockholders and the Group to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote for future advisory votes on executive compensation to occur EVERY YEAR.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Group’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s purpose and responsibilities are set forth in the Audit Committee Charter. The current charter is available on the Group’s website at http://www.calwatergroup.com. The Audit Committee consists of five members, each of whom meets the New York Stock Exchange standards for independence and the Sarbanes-Oxley Act independence standards for audit committee membership, and has at least one member meeting the requirements of an audit committee financial expert. During 2010, the Audit Committee met four times.

The Group’s management has primary responsibility for preparing the Group’s financial statements and the overall reporting process, including the Group’s system of internal controls. Deloitte & Touche LLP, the Group’s independent registered public accounting firm, audited the financial statements prepared by the Group and expressed their opinion that the financial statements fairly present the Group’s financial position, results of operations and cash flows in conformity with generally accepted accounting principles. Deloitte & Touche LLP also expressed their opinion that the Group maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010.

In connection with the December 31, 2010, financial statements, the Audit Committee:

(1) reviewed and discussed the audited financial statements with management and the independent registered public accounting firm;

(2) discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board;

(3) received from Deloitte & Touche LLP the written disclosures and the letter required by applicable rules of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and also discussed with Deloitte & Touche LLP the firm’s independence, and considered whether the firm’s provision of non-audit services and the fees and costs billed for those services are compatible with Deloitte & Touche LLP’s independence; and

(4) met privately with the Group’s independent registered public accounting firm and internal auditors, each of whom has unrestricted access to the Audit Committee, without management present, and discussed their evaluations of the Group’s internal controls and overall quality of the Group’s financial reporting and accounting principles used in preparation of financial statements. The Committee also met privately with the Group’s President and CEO, the Chief Financial Officer and the Controller to discuss the same issues.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

George A. Vera, Committee Chair
Douglas M. Brown
Edwin A. Guiles
Richard P. Magnuson
Linda R. Meier

RELATIONSHIP WITH THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as the Group’s independent registered public accounting firm for the year ending December 31, 2011 and the Board adopted its recommendation. The Committee’s selection of Deloitte & Touche LLP as independent registered public accounting firm is submitted for ratification by vote of the stockholders at this Annual Meeting.

The following fees relate to services provided by Deloitte & Touche LLP, the Group’s independent registered public accounting firm for fiscal years 2009 and 2010.

Category of Services	2009	2010

Audit Fees(1)	$984,000	$935,000
Audit-Related Fees(2)	$151,000	$88,000
Tax Fees(3)	$—	$—
Subtotal	$1,135,000	$1,023,000
All Other Fees(4)	$94,000	$45,000

(1)	The audit services included audits of the Group’s annual financial statements for the years ended December 31, 2009 and 2010, and quarterly reviews of the Group’s interim financial statements. Included also are fees related to the audit of the effectiveness of internal control over financial reporting.

(2)	Services include assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of the Group’s financial statements and are not reported under “Audit Fees.”

(3)	Services include tax compliance, tax advice, and tax planning.

(4)	Services include other services (and products) provided by the independent registered public accounting firm, other than the services reported above in this table.

Fees reported in the above table relate to that fiscal year and were incurred either during the fiscal year or in the quarter following the fiscal year end.

All audit and non-audit services provided by the independent registered public accounting firm are subject to preapproval by the Audit Committee, as described in the Audit Committee Charter, which is available on the Group’s website at http://www.calwatergroup.com.

PROPOSAL NO. 4 — RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

Stockholders will vote on the ratification of the selection of Deloitte & Touche LLP, independent registered public accounting firm, to audit the Group’s books, records and accounts for the year ending December 31, 2011. Following the recommendation of the Audit Committee, the Board recommends a vote FOR the adoption of this proposal. Representatives of Deloitte & Touche LLP will be present at the meeting to answer questions and will have an opportunity to make a statement if they desire to do so. If the stockholders do not ratify this appointment, the Audit Committee will reconsider the selection of the independent registered public accounting firm.

Vote Required

In order for the ratification of the selection of the independent registered public accounting firm for 2011 to be approved, it must receive the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the meeting.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL NO. 5 — A PROPOSED AMENDMENT TO THE GROUP’S CERTIFICATE OF
INCORPORATION TO ELIMINATE CUMULATIVE VOTING IN ORDER TO ADOPT MAJORITY
VOTING IN UNCONTESTED DIRECTOR ELECTIONS

Our Board determined that it would be in the best interest of the Group and its stockholders to allow for majority voting in elections of directors. However, the Board believes that, in order to avoid a conflict with a majority voting standard, the right to cumulate votes in elections of directors should be eliminated. At the November 17, 2010 Board meeting, the Board unanimously approved an amendment to the Group’s Amended and Restated Bylaws (Bylaws) to change the standard for the election of directors in uncontested elections to a majority voting standard from a plurality voting standard. The Board also adopted an amendment to the Group’s Certificate of Incorporation, as amended (Certificate of Incorporation), to eliminate cumulative voting (Cumulative Voting Amendment). The Board’s approval of the amendment to the Bylaws to adopt majority voting is subject to stockholder approval of this Cumulative Voting Amendment.

Under the current plurality vote standard, a nominee for director in an election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that nominee. Additionally, the Certificate of Incorporation and Bylaws currently provide that when electing directors, stockholders may exercise cumulative voting rights. Under cumulative voting, in voting for directors each holder of Common Stock is entitled to cast a number of votes equal to the number of votes he or she would be entitled to cast with respect to his or her shares of Common Stock multiplied by the number of directors to be elected. A stockholder may give one candidate all the votes such stockholder is entitled to cast or may distribute such votes among as many candidates as such stockholder chooses.

The proposed majority vote standard would require that a nominee for director in an uncontested election receive a “for” vote from a majority of the votes cast at the stockholders’ meeting. The Board feels that cumulative voting and a majority vote standard are incompatible, and is recommending the elimination of cumulative voting in conjunction with the adoption of a majority vote standard. The Board is seeking to eliminate cumulative voting and to implement a majority vote standard in uncontested elections because it believes that such changes are in the best interest of the Group and its stockholders at this time.

The elimination of cumulative voting requires an amendment to the Certificate of Incorporation, which would remove ARTICLE ELEVEN (the cumulative voting provision) and make other conforming changes. The Board feels it is appropriate to remove cumulative voting from the Certificate of Incorporation and to amend the cumulative voting provisions discussed above in the Bylaws so that all of the provisions pertaining to voting in director elections are contained in the Bylaws.

The proposed Cumulative Voting Amendment has been approved and declared advisable by the Board but requires adoption by the Group’s stockholders. If this proposal is approved by the stockholders, upon the effective date of the Cumulative Voting Amendment, the changes to the Bylaws to implement a majority vote standard in uncontested elections will become effective. If this proposal is not adopted by the stockholders, the cumulative voting provision will remain in the Certificate of Incorporation and continue to apply, and the changes to the Bylaws to implement a majority vote standard in uncontested elections will not become effective.

Vote Required

The affirmative vote of a majority of the outstanding shares of Common Stock will be required to approve the proposed Cumulative Voting Amendment to our Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL NO. 6 — A PROPOSED AMENDMENT TO THE GROUP’S CERTIFICATE OF
INCORPORATION TO INCREASE THE TOTAL NUMBER OF SHARES OF COMMON STOCK
THAT THE GROUP IS AUTHORIZED TO ISSUE IN ORDER TO EFFECT A STOCK SPLIT

Our Certificate of Incorporation currently authorizes the issuance of 25,000,000 shares of Common Stock and 380,000 shares of Preferred Stock, $.01 par value per share (Preferred Stock), of which 139,000 shares have been designated Series C Preferred Stock. As of March 31, 2011, the record date determined by our Board (Record Date), 20,833,303 shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding. In addition, as of the Record Date, 32,500 shares of Common Stock were subject to outstanding stock options, 180,210 shares of Common Stock were subject to outstanding Stock Appreciation Rights, and 1,030,832 shares of Common Stock were reserved for issuance pursuant to future grants under our equity incentive plans. Therefore, our total Common Stock share requirement as of the Record Date was approximately 22,076,845 shares (Share Requirement).

Description of the Proposed Amendment

On April 4, 2011, our Board unanimously approved an amendment to the Certificate of Incorporation, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Certificate of Incorporation by 43,000,000, for a total of 68,000,000 shares (Authorized Capital Amendment). In addition, the Authorized Capital Amendment proposes to delete references to the Series C Preferred Stock, the shares of which were redeemed by the Group in August 2008 and may not be reissued. On April 5, 2011, the Group announced a two-for-one stock split to be effected by a dividend of one share of Common Stock for each share of Common Stock outstanding (Stock Dividend), subject to stockholder approval of this proposal. The primary purpose of the Authorized Capital Amendment is to provide a sufficient number of shares of Common Stock to declare and issue the Stock Dividend. The stockholders are being asked to approve the Authorized Capital Amendment. If the Authorized Capital Amendment is adopted, it will become effective upon the filing of the Authorized Capital Amendment with the Secretary of State of the State of Delaware. The authorized but unissued shares of Common Stock would be available for issuance from time to time for such purposes and for such consideration as the Board may determine to be appropriate without further action by the stockholders, except for those instances in which applicable law or stock exchange rules require stockholder approval. The additional shares of authorized Common Stock, when issued, would have the same rights and privileges as the shares of Common Stock currently issued and outstanding. If this proposal is not approved by the stockholders, the Authorized Capital Amendment will not be filed, the Stock Dividend will not be declared and the proposal will not be implemented.

Vote Required

The affirmative vote of a majority of the outstanding shares of Common Stock will be required to approve the proposed Authorized Capital Amendment to our Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” this proposal.

Purposes of the Proposed Amendment

The primary purpose of the Authorized Capital Amendment is to provide a sufficient number of shares of Common Stock to declare and issue the Stock Dividend. Pursuant to the Stock Dividend declared by the Board, subject to stockholder approval of this proposal, each stockholder of record on the Record Date would be entitled to receive one additional share of Common Stock for each share of Common Stock held on such Record Date.

In addition, our Board believes that it is in our best interest to increase the number of authorized shares of our Common Stock beyond the number necessary to effect the Stock Dividend in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise without the expense or delay of a special meeting of stockholders to approve additional authorized shares at that time. Such business needs may include future stock dividends or splits, equity financings, acquisitions, adopting new or modifying current employee benefit plans and other proper corporate purposes identified by our Board in the future.

Any future issuance of our Common Stock would remain subject to separate stockholder approval if required by Delaware law or the rules of any national securities exchange on which shares of our Common Stock are then listed.

If this proposal is approved by the stockholders, upon the effective date of the Authorized Capital Amendment, we would have approximately 23,846,310 shares of Common Stock authorized and available for future issuance after giving effect to the Stock Dividend, exclusive of the Share Requirement. If this proposal is not approved by the stockholders, the number of authorized shares of our Common Stock will remain at 25,000,000, the Stock Dividend will not be declared and we would have approximately 2,923,155 shares of Common Stock that remain authorized and available for future issuance, exclusive of the Share Requirement.

Our Board believes that the proposed increase in the number of authorized shares of Common Stock will make a sufficient number of shares available should we decide to use our shares for one or more of such previously mentioned purposes or otherwise. We may seek a further increase in authorized shares from time to time in the future as considered appropriate by our Board.

Other Potential Effects of the Proposed Amendment

If the stockholders approve the proposed Authorized Capital Amendment, our Board may cause the issuance of additional shares of Common Stock without further vote of our stockholders, except as provided under Delaware law or under the rules of any national securities exchange on which shares of our Common Stock are then listed. Under our Certificate of Incorporation, our stockholders do not have preemptive rights to subscribe to additional securities which may be issued by us, which means that current stockholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership of our Common Stock. If our Board elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and holdings of current stockholders.

In addition to the corporate purposes discussed above, the proposed Authorized Capital Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intent of our Board. For example, it may be possible for our Board to delay or impede a takeover or transfer of control of our company by causing such additional authorized shares to be issued to holders who might side with our Board in opposing a takeover bid that our Board determines is not in our and our stockholders’ best interests. The Authorized Capital Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Authorized Capital Amendment may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed Authorized Capital Amendment may have the effect of permitting our current management, including the current Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. Our Board, however, is not aware of any attempt to take control of our company and our Board has not presented this proposal with the intent that it be utilized as a type of anti-takeover device. Our Certificate of Incorporation and Bylaws do not require supermajority stockholder approval of a change of control or other business takeover of Group.

Additional Anti-Takeover Considerations

There are other provisions currently in our Certificate of Incorporation and Bylaws and under Delaware law which could have an anti-takeover effect. A summary of these provisions is set forth below. These provisions, as well as the authority of our Board to issue additional shares of Common Stock, could be used by our Board in a manner calculated to prevent the removal of management and make more difficult or discourage a change in control of our company. The distribution of rights and certain aspects of the following provisions in our Certificate of Incorporation and Bylaws were designed to afford our Board the opportunity to evaluate the terms of a takeover attempt without haste or undue pressure, advise stockholders of its findings, and to negotiate to protect the interests of all stockholders.

Certificate of Incorporation and Bylaws

We are authorized to issue 380,000 shares of Preferred Stock, of which 139,000 shares have been designated as Series C Preferred Stock. As of the Record Date, no shares of Preferred Stock were outstanding. Our Board, without further stockholder approval (except as may be required by applicable law or the rules of any stock exchange on which our securities may be listed) has the authority to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including: dividend rights; dividend rates; conversion rights; voting rights; rights and terms of redemption; redemption prices; liquidation preferences; and the number of shares constituting any series or the designation of such series. If our Board elects to exercise this authority, the rights and privileges of holders of shares of Common Stock could be made subject to the rights and privileges of such series of Preferred Stock. Although the Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Our Bylaws provide that stockholders seeking to nominate candidates for election as directors at, or propose other business to be brought before, an annual or special meeting of stockholders must meet specified procedural requirements. These provisions may preclude stockholders from making nominations for directors at, or proposing other business to be brought before, an annual or special meeting of stockholders. Our Bylaws also do not permit stockholders to call a special meeting of stockholders, and both our Certificate of Incorporation and Bylaws prohibit the taking of any action by stockholders by written consent without a meeting.

Section 203 of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or was, within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, an owner of 15% or more of a corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of our company or reducing the price that certain investors might be willing to pay in the future for shares of Common Stock.

OTHER MATTERS

Adjournment

Notice of adjournment need not be given if the date, time and place thereof are announced at the Annual Meeting at which the adjournment is taken. However, if the adjournment is for more than 30 days, or if a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting will be given to each stockholder entitled to vote at the Annual Meeting. At adjourned Annual Meetings, any business may be transacted which might have been transacted at the original Annual Meeting.

Cost of Proxy Solicitation

The Group will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the proxies and any additional materials which may be furnished by the Board to stockholders. The solicitation of proxies will be made by the use of the U.S. postal service and also may be made by telephone, or personally, by directors, officers and regular employees of the Group, who will receive no extra compensation for such services. Morrow & Company, LLC, 470 West Avenue, Stamford, CT 06902 was hired to assist in the distribution of proxy materials and solicitation of votes for $8,500, plus out-of-pocket expenses. The Group will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Other Matters

The Board is not aware of any matters to come before the Annual Meeting other than the proposals for the election of directors, to hold an advisory vote on executive compensation, to hold an advisory vote on the frequency of the advisory vote on executive compensation, to ratify the selection of Deloitte & Touche LLP as the Group’s independent registered public accounting firm for 2011, to approve a proposed amendment to the Group’s Certificate of Incorporation to eliminate cumulative voting in order to adopt majority voting in uncontested director elections, and to approve a proposed amendment to the Group’s Certificate of Incorporation to increase the total number of shares of common stock that the Group is authorized to issue in order to effect a stock split. If any other matters should be brought before the meeting or any adjournment thereof, upon which a vote properly may be taken, the proxy holders will vote in their discretion unless otherwise provided in the proxies. The report of the Organization and Compensation Committee, the report of the Audit Committee, and the statement of independence of Audit Committee members referred to under “Board Structure — Committees: Audit” are not to be considered as incorporated by reference into any other filings which the Group makes with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. These portions of this Proxy Statement are not a part of any of those filings unless otherwise stated in those filings.

Code of Ethics

The Group has adopted a written code of ethics that applies to all officers. The Group has also adopted codes of ethics for its employees and directors. The codes are posted on the Group’s website at http://www.calwatergroup.com. The codes are also available in written form upon request to Corporate Secretary, California Water Service Group, 1720 North First Street, San Jose, California 95112-4598.

Stockholders Sharing an Address

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, banks and brokerage firms that hold shares for stockholders who are the beneficial owners, but not the record holders, of the Group’s shares, have delivered only one proxy statement and annual report to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. For stockholders who are the record holders of the Group’s shares, the Group may follow a similar process absent contrary instructions. The Group will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Corporate Secretary, California Water Service Group, 1720 North First Street, San Jose, California 95112-4598 or calling (408) 367-8200. Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Group’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Copies of Annual Report on Form 10-K

The Group, upon request, will furnish to record and beneficial holders of its common stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal year 2010. Copies of exhibits to Form 10-K also will be furnished upon request for a payment of a fee of $0.50 per page. All requests should be directed to Corporate Secretary, California Water Service Group, 1720 North First Street, San Jose, California 95112-4598.

Electronic copies of the Group’s Form 10-K, including exhibits, and this Proxy Statement will be available on the Group’s website at: http://www.calwatergroup.com.

Disclaimer Regarding Website

The information contained on the Group’s website is not to be deemed included or incorporated by reference into this Proxy Statement.

Directions to Annual Meeting

The Annual Meeting of Stockholders will be held at the Doubletree Hotel San Jose, located at 2050 Gateway Place in San Jose, California. Valet parking at the Doubletree Hotel will be free (validated) for stockholders. Below are directions:

From the San Francisco Airport/Peninsula:

1. US-101 South toward San Jose

2. Exit Brokaw Rd. toward First St.

3. Keep Right at the fork, follow signs for Airport Pkwy.

4. Merge onto Airport Pkwy.

5. Turn Right at Gateway Pl.

6. Doubletree Hotel on the Right

From Oakland Airport/East Bay:

1. I-880 South toward San Jose

2. Exit Brokaw Rd.

3. Turn Right on E. Brokaw Rd.

4. Continue on Airport Pkwy.

5. Turn Right on Gateway Pl.

6. Doubletree Hotel on the Right

From San Jose/South Bay:

1. US-101 North toward San Jose

2. Slight Right at CA-85 North

3. Exit 87 North toward Downtown San Jose

4. Merge onto CA-87 North

5. Exit Skyport Dr.

6. Turn first Left at Technology Dr.

7. Continue onto Gateway Pl.

8. Doubletree Hotel on the Right

From Santa Cruz Area:

1. CA-17 North toward San Jose

2. Merge onto 1-880 North

3. Merge onto 101-North toward San Francisco

4. Exit Brokaw Rd. toward First St.

5. Turn Left onto E. Brokaw Rd.

6. E. Brokaw Rd. becomes Airport Pkwy.

7. Turn Right onto Gateway Pl.

8. Doubletree Hotel on the Right

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and CALIFORNIA WATER SERVICE GROUP follow the instructions to obtain your records and to create an electronic voting ATTN: KAREN LICHTENBERG instruction form. 1720 NORTH FIRST STREET ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS SAN JOSE, CA 95112 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M32122-P08049 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CALIFORNIA WATER SERVICE GROUP For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote number(s) of the nominee(s) on the line below. FOR the following: 1. Election of Directors 0 0 0 Nominees: 01) Douglas M. Brown 06) Richard P. Magnuson 02) Robert W. Foy 07) Linda R. Meier 03) Edwin A. Guiles 08) Peter C. Nelson 04) Bonnie G. Hill 09) Lester A. Snow 05) Thomas M. Krummel, M.D. 10) George A. Vera For Against Abstain The Board of Directors recommends you vote FOR the For Against Abstain 5. AMENDMENT TO THE GROUP’S CERTIFICATE OF 0 0 following proposal: INCORPORATION TO ELIMINATE CUMULATIVE VOTING IN ORDER TO ADOPT MAJORITY VOTING IN UNCONTESTED 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION 0 0 0 DIRECTOR ELECTIONS The Board of Directors recommends you vote 1 Year 2 Years 3 Years Abstain 6. AMENDMENT TO THE GROUP’S CERTIFICATE OF 0 [0] 0 0 1 year on the following proposal: INCORPORATION TO INCREASE THE TOTAL NUMBER OF SHARES OF COMMON STOCK THAT THE GROUP 3. FREQUENCY OF ADVISORY VOTE ON EXECUTIVE 0 0 0 0 IS AUTHORIZED TO ISSUE IN ORDER TO EFFECT A COMPENSATION STOCK SPLIT The Board of Directors recommends you vote FOR the For Against Abstain following proposals: NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 4. RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP 0 0 0 AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011 To cumulate votes as to a particular nominee as explained in the Proxy Statement, 0 check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized of ficer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document, Annual Report and Stockholder Letter are available at www.proxyvote.com. M32123-P08049 CALIFORNIA WATER SERVICE GROUP THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PETER C. NELSON and LYNNE P. MCGHEE, and each of them with full power of substitution, are hereby authorized to vote, as designated on the reverse side, all the shares of California Water Service Group common stock of the undersigned at the Annual Meeting of Stockholders of California Water Service Group to be held at the Doubletree Hotel, 2050 Gateway Plaza, San Jose, California on May 24, 2011 at 9:30 a.m., or at any adjournment thereof. By my signature on the reverse side of this proxy, I acknowledge that I have received a copy of the Notice of Meeting and Proxy Statement relating to this meeting and of the Group’s Annual Report to Stockholders for 2010. Unless otherwise specified on the reverse side, this proxy authorizes the proxies to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees listed on the reverse side as the proxies determine in their discretion. To specify a different method of cumulative voting, write “cumulate for” and the number of shares and the name(s) of the nominee(s) in the space provided below. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, EVERY ONE YEAR ON PROPOSAL 3, AND FOR PROPOSALS 4, 5, AND 6. Please date, sign and mail as soon as possible in the enclosed envelope. CUMULATE _______________________ ________________________ (If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.) Continued and to be signed on reverse side